Exhibit 2.1

STOCK PURCHASE AGREEMENT

by and among

SIGNATURE GROUP HOLDINGS, INC.,

NORTH AMERICAN BREAKER CO., INC.,

and

THE SHAREHOLDERS OF NORTH AMERICAN BREAKER CO., INC.

___________________________

Dated as of July 29, 2011

___________________________

i

2.23	Legal Proceedings; Orders	28

2.24	Customers and Suppliers	28

2.25	Product and Service Warranties	29

2.26	Finder’s Fee	29

2.27	Certain Payments	29

2.28	Full Disclosure	30

2.29	Disclosures; Cross-References	30

SECTION 3	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER	30

3.1	Corporate Existence and Power	30

3.2	Authorization; Binding Nature of Agreement	30

3.3	Absence of Restrictions; Required Consents	31

3.4	Finder’s Fee	31

3.5	Full Disclosure	31

SECTION 4	CERTAIN COVENANTS AND AGREEMENTS	32

4.1	Operation of the Company’s Business	32

4.2	Notification	34

4.3	Employee Matters	35

4.4	Related Parties	35

4.5	Public Announcements	35

4.6	Reasonable Efforts; Further Assurances; Cooperation	36

4.7	Tax Matters	37

4.8	Confidential Information.	38

4.9	Accounts and Notes Receivable	38

4.10	Release	38

4.11	Termination of Certain Agreements	39

4.12	Casualty	39

4.13	Finder’s Fees	39

4.14	Senior Debt	39

4.15	Non-Competition Agreement	40

SECTION 5	CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PURCHASER	40

5.1	Accuracy of Representations	40

5.2	Performance of Covenants	40

5.3	Approvals	40

5.4	Third Party Consents	40

5.5	Ancillary Agreements and Documents	40

5.6	No Company Material Adverse Effect	42

5.7	No Restraints	42

5.8	No Litigation	42

5.9	Financing	43

5.10	Due Diligence Review	43

5.11	Company Minimum Net Revenue	43

SECTION 6	CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY AND THE SHAREHOLDERS	43

6.1	Accuracy of Representations	43

6.2	Performance of Covenants	43

6.3	Documents	43

6.4	Approvals	44

6.5	No Restraints	44

SECTION 7	CLOSING	44

7.1	Closing	44

7.2	Shareholder and Company Closing Deliveries	44

7.3	Purchaser Closing Deliveries	45

SECTION 8	TERMINATION	45

8.1	Termination Events	45

8.2	Effect of Termination	46

SECTION 9	INDEMNIFICATION	46

9.1	Indemnification Obligations of the Shareholders	46

9.2	Indemnification Obligations of the Purchaser	47

9.3	Certain Indemnification Obligations	48

9.4	Indemnification Procedure.	49

9.5	Survival Period	50

9.6	Investigations	51

9.7	Limitation of Liability	51

9.8	Company Guarantees	52

9.8	Set-Off	52

SECTION 10	MISCELLANEOUS PROVISIONS	52

10.1	Further Assurances	52

10.2	Fees and Expenses	52

10.3	Waiver; Amendment	52

10.4	Entire Agreement	52

10.5	Execution of Agreement; Counterparts; Electronic Signatures	53

10.6	Governing Law; Jurisdiction and Venue	53

10.7	WAIVER OF JURY TRIAL	54

10.8	Assignment and Successors	54

10.9	Parties in Interest	54

10.10	Notices	54

10.11	Construction; Usage	56

10.12	Enforcement of Agreement	57

10.13	Severability	57

10.14	Time of Essence	57

10.15	Schedules and Exhibits	58

EXHIBITS

Exhibit A	-	Certain Definitions
Exhibit 1.2(c)	-	Form of Company Note
Exhibit 1.2(d)	-	EBITDA Components
Exhibit 1.2(e)	-	Form of Escrow Agreement
Exhibit 4.11	-	Excluded Contracts
Exhibit 5.5(g)	-	Form of Non-Competition Agreement
Exhibit 5.5(i)	-	Form of Consulting Agreement
Exhibit 5.5(j)	-	Form of Legal Opinion
Exhibit 5.5(k)	-	Form of Standstill Agreement

SCHEDULES

Part 2.1(a)	–	List of Subsidiaries
Part 2.1(b)	–	List of Foreign Jurisdictions
Part 2.1(c)	–	List of Fictitious Business Names
Part 2.1(d)	–	List of Officers and Directors
Part 2.3	–	Authority; Binding Nature of Agreement
Part 2.4	–	Absence of Restrictions and Conflicts; Required Consents
Part 2.5(a)	–	List of Shareholders
Part 2.6	–	Company Financial Statements
Part 2.7	–	Company Material Adverse Effect
Part 2.7(b)	–	Material Damage or Losses
Part 2.7(c)	–	Shareholder Distributions
Part 2.10(a)	–	List of Bank Accounts
Part 2.11(a)	–	List of Real Property
Part 2.11(b)	–	List of Leased Real Property
Part 2.11(e)	–	Encumbrances and Decrees Affecting Leased Real Property
Part 2.12(b)	–	Personal Property
Part 2.13(a)	–	Company Registered Intellectual Property
Part 2.13(c)	–	Company Proprietary Software
Part 2.13(d)	–	Exceptions to Ownership of Company Intellectual Property
Part 2.13(e)	–	List of Products or Services that have infringed upon a third party’s Intellectual Property rights
Part 2.13(f)	–	List of Legal Proceedings, Consent Decrees, Agreements or Court Orders Restricting the Company
Part 2.14(a)	–	List of Certain Contracts
Part 2.14(b)	–	List of Verbal Contracts
Part 2.14(j)	–	List of Proposed Contracts
Part 2.15(a)	–	Non-Compliance with Applicable Laws
Part 2.15(b)	–	List of Governmental Authorizations
Part 2.16	–	Tax Matters

v

Part 2.17(a)	–	Company Benefit Plans
Part 2.17(i)	–	Company Benefits After Termination
Part 2.17(l)	–	Non-Qualified Deferred Compensation Plans
Part 2.18(a)(1)	–	List of Employees
Part 2.18(a)(2)	–	List of Non-Citizen Employees
Part 2.18(b)	–	List of Employees Not Available to Work
Part 2.18(c)	–	Independent Contractors
Part 2.18(e)	–	Verbal Contracts
Part 2.20	–	Environmental Matters
Part 2.20(a)	–	List of Governmental Authorizations held pursuant to Environmental Laws
Part 2.20(b)	–	Environmental Liabilities
Part 2.21	–	Insurance Policies and Fidelity Bonds
Part 2.22	–	Related Party Transactions
Part 2.23(a)	–	List of Current/Pending/Threatened Legal Proceedings
Part 2.23(b)	–	Orders and Judgments Entered against the Company
Part 2.24	–	List of Customers and Suppliers
Part 2.25(a)	–	Product Warranties
Part 2.26	–	Brokers / Finders
Part 2.27	–	Payments/Benefits Provided to Customers
Schedule 9.8	–	Guaranteed Debts

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement is made and entered into as of July 29, 2011 (“Agreement Date”), by and among SIGNATURE GROUP HOLDINGS, INC., a Nevada corporation (the “Purchaser”), NORTH AMERICAN BREAKER CO., INC., a California corporation (the “Company”), and the shareholders of the Company set forth on the signature pages hereto (collectively the “Shareholders” and individually, a “Shareholder”).  Certain capitalized terms used herein are defined in Exhibit A.

Recitals

Whereas, the Shareholders own all of the issued and outstanding shares of capital stock of the Company (the “Shares”); and

Whereas, upon the terms and conditions set forth herein, the Shareholders propose to sell to the Purchaser and the Purchaser proposes to purchase from the Shareholders, all of the Shares in exchange for the consideration set forth herein;

Now, Therefore, in consideration of the respective covenants, agreements and representations and warranties set forth herein, the parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1
DESCRIPTION OF TRANSACTION

1.1           Agreement to Purchase and Sell.  Subject to the terms and conditions hereof, at the Closing, the Shareholders shall sell, assign, transfer and deliver to the Purchaser, and the Purchaser shall purchase and acquire from the Shareholders (i) all right, title and interest in and to the Shares, free and clear of all Encumbrances, and (ii) all of the goodwill associated with the Company and any of its assets, properties and rights.

1.2           Purchase Price.  Subject to adjustment pursuant to Section 1.4, the aggregate amount to be paid for the Shares (the “Purchase Price”) shall be as set forth in subsections 1.2(a)-(d) below.  With respect to each element of consideration, the aggregate consideration paid to the Shareholders shall be paid evenly to each Shareholder, that is, fifty percent (50%) of each form of consideration shall be paid to each Shareholder.

(a)           Twenty-One Million Dollars ($21,000,000) in cash, including (i) Twenty Million Three Hundred Two Thousand Dollars ($20,302,000) plus or minus the Estimated Working Capital Deficit/Surplus, as the case may be, plus or minus the Deposit, as applicable pursuant to Section 1.3(a), to be paid to the Shareholders  (the “Initial Cash Consideration”); and (ii) Six Hundred Ninety-Eight Thousand ($698,000) to be delivered to the Escrow Agent pursuant to Section 1.2(e);

(b)           Two Million Dollars ($2,000,000) in the form of Purchaser common stock (the “Equity Consideration”) issued to the Shareholders as unregistered securities, with the number of shares constituting the Equity Consideration equal to (A) Two Million Dollars ($2,000,000), divided by (B) the average closing price (or last trading price) of the Purchaser’s common stock reported in a consolidated reporting system (e.g. OTCBB) over the 20 trading day period immediately prior to the Closing Date.  The Equity Consideration shall be subject to a lock-up period of one year during which time the Shareholders will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any of the Equity Consideration, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Equity Consideration, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Equity Consideration, in cash or otherwise.  Further, the Equity Consideration shall be subject to a standstill agreement in the form attached hereto as Exhibit 5.5(k);

(c)           Five Million Dollars ($5,000,000) in aggregate debt principal to the Shareholders pursuant to two promissory notes issued by the Company (each, a “Company Note”) in the form attached hereto as Exhibit 1.2(c).  Each Company Note will accrue interest at the rate of six percent (6%) per annum from the Closing Date, payable on a quarterly basis.  Each Company Note will be due four years and six months after the Closing Date, and will be subordinate to Purchaser’s lender or lenders, including any affiliate of the Purchaser (“Senior Lender” or “Senior Lenders” as the case may be) that finance the transactions contemplated by this Agreement as well as the ongoing operations of the Company (the “Senior Debt”) or any replacement financing for the Senior Debt while such Company Note is outstanding, as more particularly described in the Company Note.  Subject to the approval of the Senior Lenders, the holders of each Company Note will receive quarterly principal payments of $93,750 (each, a “Scheduled Principal Payment”) commencing with the first calendar quarter after the Closing (e.g. the first Scheduled Principal Payment shall be due on December 31, 2011.  Subject to the approval of the Senior Lenders, the Holders of each Company Note shall also receive quarterly payments against the principal of the Company Note (each, an “Unscheduled Principal Payment”) consisting of twenty-five percent (25%) of the amount by which EBITDA (as defined in Exhibit 1.2(d) to this Agreement) exceeds Six Million Dollars ($6,000,000) during each fiscal year period beginning with the fiscal year ending December 31, 2011, payable in quarterly installments, if any, beginning with the first calendar quarter of 2012. A schedule summarizing the principal amortization provisions of this Section is included as Annex 1 to the Company Note, which is attached hereto under Exhibit 1.2(c); and

(d)           An additional amount, if applicable, in cash contingent upon the Company achieving certain earnings targets, as set forth below (the “Earn-Out”).  Should the Company achieve earnings before interest, taxes, depreciation and amortization based upon the components agreed upon by the Purchaser and the Shareholders prior to the Closing and set forth under Exhibit 1.2(d) to this Agreement (“EBITDA”) for the fiscal year ended December 31, 2012 in an amount equal to or greater than one of the thresholds shown in the chart below, there shall be an Earn-Out in the amount shown in the corresponding column of the chart below; provided, however, if the Company makes capital investments (equity, debt or cash) after the Closing, but prior to December 31, 2012 in excess of One Million Five Hundred Thousand Dollars ($1,500,000) in the aggregate (“New Investment Capital”) to (i) develop product lines or service lines that are outside the Company’s current business line or (ii) expands the Company’s business through opening new locations or (iii) expand the Company’s business through acquisitions of other businesses (“New Investment Opportunities”), then, to the extent such New Investment Opportunities contribute to EBITDA for purposes of the Earn-Out calculation, the EBITDA thresholds set forth in the chart below will be increased by an amount that the Purchaser and Shareholders agree fairly represents the incremental EBITDA such New Investment Capital contributed towards EBITDA for purposes of the Earn-Out calculation (if applicable, an “Earn-Out Threshold Adjustment”). An Earn-Out Threshold Adjustment, if applicable, shall appropriately reflect the contributions toward the incremental EBITDA of both (i) the New Investment Capital and (ii) the value and resources of the pre-existing business of the Company (e.g. existing sales channels, etc.).

	Minimum	Low	Projected	High
EBITDA for Fiscal 2012 ($ Million)	$6.70	$6.98	$7.76	$8.10
Earn-Out ($Million)	$1.50	$2.25	$3.00	$4.00
% of Potential Earn-Out Achieved	38%	56%	75%	100%

(e)           At the Closing, the Purchaser shall cause the aggregate sum of Six Hundred Ninety Eight Thousand Dollars ($698,000) (the “Escrow Funds”) to be deposited into two escrow accounts (“Escrow Accounts”) held by Blackmore Escrow, Inc. (“Escrow Agent”) in accordance with the terms of an escrow agreement in the form attached hereto as Exhibit 1.2(e) (the “Escrow Agreement”) as follows: Two Hundred Seventy Five Thousand Dollars ($275,000) into one account (“Tax Fund A”) and Four Hundred Twenty-Three Thousand Dollars ($423,000) into a separate account (“Tax Fund B”). The Escrow Funds are a portion of the aggregate Purchase Price otherwise payable to the Seller.  The Escrow Funds so deposited shall be applied by the Escrow Agent in accordance with the terms and conditions of this Agreement and the Escrow Agreement.

(i)            Purchaser and Shareholders shall jointly direct the Escrow Agent to release Tax Fund A to Shareholders in accordance with the terms and conditions of the Escrow Agreement after the Shareholders have delivered to Purchaser evidence that the Shareholders have filed a corporate tax return for the Company covering the stub period of 2011 prior to the Closing Date and made an accelerated payment of approximately $275,000 owed to the Internal Revenue Service (“IRS”) in connection therewith.

(ii)           Purchaser and Shareholders shall jointly direct the Escrow Agent to release Tax Fund B to Shareholders in accordance with the terms and conditions of the Escrow Agreement after the Shareholders have delivered to Purchaser evidence that the Shareholders have filed a corporate tax return for the Company for 2010 that demonstrates income associated with the uncertain tax position of approximately $800,000 has been recognized and is to be paid by the Shareholders as income shown on Schedule K-1. The obligations set forth in this Section 1.2(e)(ii) are referred to herein as the “Shareholder Tax Obligations”.

1.3           Payment of Purchase Price.

(a)           On July 1, 2011, the Purchaser paid to the Shareholders a deposit of Two Hundred Fifty Thousand Dollars ($250,000.00) (the “Deposit”).  Provided that the Closing occurs on or before July 31, 2011, the Deposit shall be applied toward the Initial Cash Consideration, reducing the amount of cash to be paid to the Shareholders on the Closing Date to $20,052,000, plus or minus the Estimated Working Capital Deficit/Surplus, as the case may be. If the Closing occurs after July 31, 2011, the Purchase Price and the Initial Cash Consideration shall each be increased by the amount of the Deposit.

(b)           On the Closing Date, the Purchaser shall pay or cause to be paid to the Shareholders the Initial Cash Consideration and shall issue to the Shareholders the Equity Consideration, and the Company shall issue the Company Note.

(c)           On or before March 31, 2013 or another date mutually agreed upon by Purchaser and the Shareholders, the Purchaser shall prepare and deliver to the Shareholders a written statement of its calculation in reasonable detail of the Earn-Out, or lack thereof, including an Earn-Out Threshold Adjustment, if any, based upon the components of EBITDA set forth under Exhibit 1.2(d) (the “Earn-Out Calculation Statement”).  Upon ten days’ advance notice, Purchaser shall provide Shareholders and their representatives with full access, during regular business hours, to the books, records and accounts of the Company to enable the Shareholders and their representatives to audit the Purchaser’s calculation of EBITDA and the Earn-Out. The Shareholders shall have thirty (30) days following the date they complete their audit of the Purchaser’s Earn-Out calculation, to notify the Purchaser of any dispute of any item contained therein, which notice shall set forth in writing in reasonable detail their own proposed calculation of the Earn-Out and support therefor (the “Earn-Out Dispute Notice”).  Within five (5) Business Days following Purchaser’s delivery of Earn-out Calculation Statement, Purchaser shall pay to the Shareholders the Earn-out calculated by Purchaser or, in a challenge scenario, the undisputed portion, with the balance of the disputed portion paid as set forth below.  The Purchaser and the Shareholders shall cooperate in good faith to resolve any such dispute as promptly as possible.

In the event the Purchaser and the Shareholders are unable to resolve any dispute regarding the Earn-Out (including any dispute regarding the applicability or amount of any Earn-Out Threshold Adjustment) within fifteen (15) days following the Purchaser’s receipt of notice of such dispute, such dispute shall be submitted to, and all issues having a bearing on such dispute shall be resolved by a nationally recognized accounting firm or a financial advisor mutually selected by the Purchaser and the Shareholders (the “Accounting Referee”), provided, that the Accounting Referee’s work shall be limited to accepting either the Earn-Out Calculation Statement, or the Earn-Out calculation proposed by the Shareholders. The Accounting Referee’s determination regarding the Earn-Out shall be final and binding on the parties to this Agreement.  The Accounting Referee shall use commercially reasonable efforts to complete its work within thirty (30) days following its engagement.  The fees and expenses of the Accounting Referee for its work performed pursuant to this Section 1.3(c) shall be borne by the non-prevailing party.  Within five (5) Business Days following the determination of an Earn-Out by the Accounting Referee, the Purchasers shall pay to the Shareholders an amount equal to the Earn-Out.

(d)           All payments required under Section 1.3 or any other provision of this Agreement shall be made in cash by wire transfer of immediately available funds to such bank account as shall be designated in writing by the Person to which the applicable payment is due.

1.4           Adjustment of Purchase Price.

(a)           Ten (10) days prior to the Closing Date, the Company shall deliver to the Purchaser a preliminary draft of the Estimated Working Capital Schedule.  Two (2) days prior to the Closing Date, the Company shall deliver to the Purchaser an updated Estimated Working Capital Schedule, which shall be signed by an executive officer of the Company.

(b)           Within ninety (90) days following the Closing Date, the Purchaser shall prepare and deliver to the Shareholders the Working Capital Schedule and its calculation of the Working Capital Deficit/Surplus, if any, based thereon, which shall reflect (i) the amount by which the Closing Net Working Capital is less, or greater, than the Target Net Working Capital, and (ii) the amount of the Working Capital Adjustment, if any.  The Working Capital Schedule shall be prepared in accordance with GAAP.  Within five (5) Business Days following Purchaser’s delivery to the Shareholders of the Working Capital Schedule, Purchaser shall pay to the Shareholders the Working Capital Adjustment related to a Working Capital Surplus as calculated by Purchaser, if any, or the Shareholders shall pay to the Purchaser the undisputed portion of a Working Capital Adjustment related to a Working Capital Deficit, if any, as the case may be.  The disputed portion of the Working Capital Deficit/Surplus shall be paid as set forth below.

(c)           Upon ten days’ advance notice, Purchaser shall provide Shareholders and their representatives with full access, during regular business hours, to the books, records and accounts of the Company to enable the Shareholders and its representatives to audit the Purchaser’s calculation of the Working Capital Schedule.  The Shareholders shall have thirty (30) days following the date they complete their audit of the Working Capital Schedule delivered pursuant to Section 1.4(b) during which to notify the Purchaser of any dispute of any item contained therein, which notice shall set forth in reasonable detail the basis for such dispute.  The Purchaser and the Shareholders shall cooperate in good faith to resolve any such dispute as promptly as possible.  Upon such resolution, the Final Working Capital Schedule shall be prepared in accordance with the agreement of the Purchaser and the Shareholders and the calculation of the Working Capital Deficit/Surplus, if any, based thereon shall be final and binding on the parties.  In the event no Shareholder notifies the Purchaser of any such dispute within such thirty (30)-day period or a Shareholder notifies the Purchaser within such period that it does not dispute any item contained therein, the Working Capital Schedule delivered pursuant to Section 1.4(b) shall constitute the Final Working Capital Schedule and the Purchaser’s calculation of the Working Capital Deficit/Surplus, if any, based thereon shall be final and binding upon the parties.

(d)           In the event the Purchaser and the Shareholders are unable to resolve any dispute regarding the Working Capital Schedule delivered pursuant to Section 1.4(b) within fifteen (15) days following the Purchaser’s receipt of notice of such dispute, such dispute shall be submitted to, and all issues having a bearing on such dispute shall be resolved by, the Accounting Referee.  In resolving any such dispute, the Accounting Referee shall consider all items or amounts in the Working Capital Schedule, including those as to which the Shareholders have disagreed.  The Accounting Referee’s determination of the Working Capital Schedule and the Working Capital Deficit/Surplus, if any, based thereon shall be final and binding on the parties to this Agreement.  Simultaneously with the submission of the dispute over the Closing Net Working Capital to the Accounting Referee, Purchaser and Shareholders shall each submit to the Accounting Referee such party’s computation of the Working Capital Deficit/Surplus and Working Capital Adjustment.  For purposes of this Section 1.4(d), the prevailing party shall be the party whose computation of the Working Capital Deficit/Surplus as submitted to the Accounting Referee is closest to the amount of the Working Capital Deficit/Surplus as finally determined by the Accounting Referee.  The Accounting Referee shall use commercially reasonable efforts to complete its work within thirty (30) days following its engagement.  All fees and expenses of the Accounting Referee incurred pursuant to this Section 1.4(d) shall be paid by the non-prevailing party.

(e)           Within five (5) Business Days following the determination of the Final Working Capital Schedule, the Shareholders shall pay to the Purchaser, or the Purchaser shall pay to the Shareholders, an amount equal to the Working Capital Adjustment, as applicable.  As set forth above, if a dispute exists between the Shareholders and the Purchaser regarding the amount of the Working Capital Deficit/Surplus reflected in the Working Capital Schedule delivered pursuant to Section 1.4(b), the Shareholders shall pay to the Purchaser, or the Purchaser shall pay to the Shareholders, as applicable, the uncontested amount prior to the determination of the disputed amount in accordance with Section 1.4.  Any payment made by the Shareholders to the Purchaser, or by the Purchaser to the Shareholders, pursuant to this Section 1.4(d) shall include simple interest on such disputed amount at the rate of two percent (2%) per annum from the Closing Date through the date of such payment.

SECTION 2
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SHAREHOLDERS

Except as set forth on the Shareholder Disclosure Schedule (which shall qualify the representations and warranties of the Company and the Shareholders set forth in this Article 2 and which shall be organized in Parts corresponding to the numbering in this Article 2 with disclosures in each Part specifically corresponding to a particular Section and Subsection of this Article 2), the Company and the Shareholders hereby, jointly and severally, represent and warrant to the Purchaser as follows, as of the date hereof and as of the Closing Date:

2.1           Organization; Standing and Power; Subsidiaries.

(a)           The Company does not have, nor has it ever had, any Subsidiaries. The Company does not own, nor has ever owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity or other financial interest in, any Entity.  The Company has not agreed nor is it obligated to make any future investment in or capital contribution to any Entity.  The Company has not guaranteed, nor is it responsible or liable for, any obligation of any of the Entities in which it owns or has owned any equity or other financial interest.  Neither the Company nor any of its shareholders has ever approved, or commenced any proceeding or made any election contemplating, the dissolution or liquidation of the business or affairs of the Company.

(b)           The Company is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction listed in Part 2.1(b) of the Shareholder Disclosure Schedule, which jurisdictions constitute as of the Agreement Date the only jurisdictions in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary or advisable. Notwithstanding any disclosure set forth on Part 2.1(b) of the Shareholder Disclosure Schedule, the Shareholders shall be responsible for any expenses incurred by the Company after the Closing related to the efforts of the Company to become duly qualified to do business, or to be in good standing, as a foreign corporation in each jurisdiction listed in Part 2.1(b) of the Shareholder Disclosure Schedule.

(c)           The Company has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the names listed in Part 2.1(c) of the Shareholder Disclosure Schedule.

(d)           Part 2.1(d) of the Shareholder Disclosure Schedule accurately sets forth (i) the names of the members of the board of directors of the Company, (ii) the names of the members of each committee of the board of directors of the Company, and (iii) the names and titles of the officers of the Company.

2.2           Certificate of Incorporation and Bylaws; Records. The Company has delivered to the Purchaser accurate and complete copies of:  (a) the certificate of incorporation and bylaws, including all amendments thereto, of the Company; (b) the stock records of the Company; and (c) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders of the Company, the board of directors of the Company and all committees of the board of directors of the Company (the items described in (a), (b) and (c) above, collectively, the “Company Constituent Documents”).  There have been no formal meetings or actions by written consent of the shareholders of the Company, the board of directors of the Company or any committee of the board of directors of the Company that are not substantially reflected in the Company Constituent Documents.  There has not been any material violation of the Company Constituent Documents, and the Company has not taken any action that is materially inconsistent with the Company Constituent Documents.  The execution, delivery or performance by the Company or any of the Shareholders of this Agreement shall not conflict with or result in a violation of any of the provisions of the Company Constituent Documents. The books of account, stock records, minute books and other records of the Company are accurate and complete in all material respects, and have been maintained in accordance with all applicable Laws.

2.3           Authority; Binding Nature of Agreement.  Except as set forth in Part 2.3 of the Shareholder Disclosure Schedule, the Company has the absolute and unrestricted right, power and authority to enter into and perform its obligations under this Agreement and any Shareholder Related Agreement to which it is a party, and the execution, delivery and performance by the Company of this Agreement and any Shareholder Related Agreement to which it is a party have been duly authorized by all necessary action on the part of the Company.  Each Shareholder has the absolute and unrestricted, right, power, authority and capacity to enter into and perform its obligations under this Agreement and any Shareholder Related Agreement to which it is a party.  This Agreement constitutes the legal, valid and binding obligation of the Company and each Shareholder, enforceable against the Company and each Shareholder in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principles of equity. Upon the execution and delivery by or on behalf of the Company or a Shareholder of each Shareholder Related Agreement to which it is a party, such Shareholder Related Agreement will constitute the legal, valid and binding obligation of the Company or such Shareholder, as applicable, enforceable against the Seller or such Shareholder, as applicable, in accordance with its terms.

2.4           Absence of Restrictions and Conflicts; Required Consents.  Except as set forth in Part 2.4 of the Shareholder Disclosure Schedule, neither (1) the execution, delivery or performance by the Company or any of the Shareholders of this Agreement or any of the Shareholder Related Agreements, nor (2) the consummation of the transactions contemplated by this Agreement or any of the Shareholder Related Agreements, will directly or indirectly (with or without the giving of notice or the lapse of time or both):

(a)           contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or any of the Shareholder Related Agreements or to exercise any remedy or obtain any relief under, any Law or any order, writ, injunction, judgment or decree to which the Company or Shareholders, or any of the assets owned, used or controlled by the Company, is subject;

(b)           contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of the Company or to any of the assets owned, used or controlled by it;

(c)           contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Company Contract, or (ii) modify, terminate, or accelerate any right, liability or obligation of the Company under any such Company Contract, or charge any fee, penalty or similar payment to the Company under any such Company Contract; or

(d)           result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Company.

Except as set forth in the Shareholder Disclosure Schedule, no filing with, notice to or consent from any Person is required in connection with (i) the execution, delivery or performance by the Company or any of the Shareholders of this Agreement or any of the Shareholder Related Agreements, or (ii) the consummation of any of the other transactions contemplated by this Agreement or any of the Shareholder Related Agreements, except as would not have a material adverse effect on the Company’s operations, or on the ability of the parties hereto to execute this Agreement and the Shareholder Related Agreements and consummate the transactions contemplated thereby.

2.5           Capitalization.

(a)           The authorized capital stock of the Company consists of:  (i) 10,000 shares of Company Common Stock, of which 2,500 shares have been issued and are outstanding.  All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and non-assessable and are owned by the Shareholders.  Each Shareholder has good and valid title to, and record and beneficial ownership of, the number of shares of capital stock set forth next to such Shareholder’s name on part 2.5(a) of the Shareholder Disclosure Schedule, and such shares are free and clear of all Encumbrance.  Other than the shares of capital stock listed on Part 2.5(a) of the Shareholder Disclosure Schedule, none of the Shareholders own any shares of capital stock or other equity security of the Company or any option, warrant, right, call, commitment or right of any kind to have any such share of capital stock or equity security issued.   All of the outstanding shares of Company Common Stock have been issued and granted in material compliance with (i) all applicable securities laws and other applicable Laws, and (ii) all requirements set forth in the Company Constituent Documents and applicable Contracts.

(b)           The Company has no:  (A) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of capital stock or other securities of the Company; (B) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of capital stock or other securities of the Company; (C) Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities of the Company; or (D) condition or circumstance affecting the Company that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company (clauses (A) through (D) above, collectively “Company Rights”).  The Company has not issued any debt securities which grant the holder thereof any right to vote on, or veto, any actions by the Company.

(c)           The Company is not a party to or bound by any, and to the Knowledge of the Company, there are no, agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of the Company.

(d)           The Company is not now, nor has it ever been, required to file with the SEC any periodic or other reports, or any registration statement, pursuant to the Securities Act or the Exchange Act.

2.6           Company Financial Statements.

(a)           Part 2.6 of the Shareholder Disclosure Schedule includes accurate and complete copies of the following financial statements and notes thereto (collectively, the “Company Financial Statements”):

(i)            The audited balance sheet of the Company as of December 31, 2010 (the “Balance Sheet”), and the related audited statements of income, shareholders’ equity and cash flow for the period then ended, together with the unqualified reports and opinions of Gumbiner Savett Inc. relating thereto; and

(ii)           the unaudited balance sheet of the Company as of June 30, 2011 (the “Unaudited Interim Balance Sheet”) and the related unaudited statements of income, shareholders’ equity and cash flow for the six (6) months then ended.

(b)           Each Company Financial Statement:  (i) is complete in all respects and has been prepared in conformity with (A) the books and records of the Company and (B) GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes to such Company Financial Statement); and (ii) fairly presents, the financial condition of the Company as of such dates and the results of the Company’s operations, changes in shareholders’ equity and cash flows for the periods then ended, except that the unaudited Company Financial Statements (x) are subject to normal recurring year-end audit adjustments, none of which will individually or in the aggregate be material, and (y) do not contain all footnotes thereto which may be required in accordance with GAAP.  No financial statement of any Person is required by GAAP to be included in the Company Financial Statements.

(c)           The books and records of the Company (A) reflect all items of income and expense and all assets and liabilities required to be reflected in the Company Financial Statements in accordance with GAAP and (B) are complete and correct.  The Company maintains proper and adequate internal accounting controls which provide assurance that (i) transactions are executed in accordance with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP; and (iii) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

(d)           There are no material liabilities or obligations of the Company of any kind whatsoever (absolute, accrued, contingent, determined, determinable or otherwise), and to the Knowledge of the Company, there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a material liability or obligation, except such liabilities or obligations (i) that are reflected or provided for in the Balance Sheet or the Unaudited Interim Balance Sheet or the notes thereto, or (ii) that have arisen in the ordinary course of business, consistent with past practice, since the date of the Unaudited Interim Balance Sheet and of a type generally reflected or provided for in the Unaudited Interim Balance Sheet.

(e)           The Company has no Closing Date Indebtedness, except for current liabilities of the Company that are appropriately and accurately reflected on the Estimated Working Capital Schedule and the Working Capital Schedule.

2.7           Absence of Changes. Since the date of the Unaudited Interim Balance Sheet, except as set forth in Part 2.7 of the Shareholder Disclosure Schedule:

(a)           no Company Material Adverse Effect has occurred, and no event, occurrence, development or state of circumstances or facts has occurred that will, or could reasonably be expected to, have such a Company Material Adverse Effect;

(b)           except as set forth in Part 2.7(b) of the Shareholder Disclosure Schedule, there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of the Company (whether or not covered by insurance);

(c)           the Company has not declared, accrued, set aside or paid any dividend or made any other distribution or payment to any Shareholder, officer or director or any Person with whom any such Shareholder, officer or director has any direct or indirect relation, other than the payment of salaries in the ordinary course of business and consistent with past practice, and has not repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities of the Company;

(d)           the Company has not sold, issued or authorized the issuance of (i) any capital stock or other securities of the Company, or (ii) any Company Rights;

(e)           no party to any Company Contract has given to the Company written notice, and to the Knowledge of the Company, no party to any Company Contract has given to the Company verbal notice, of any intention not to renew, not to extend, to cancel or otherwise terminate or materially modify its business relationship with the Company;

(f)           there has been no amendment to any of the Company Constituent Documents, and the Company has not effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(g)           the Company has not formed any Subsidiary or acquired any equity interest or other interest in any other Entity;

(h)           the Company has not made any capital expenditure which exceeds $25,000 individually or $50,000 in the aggregate;

(i)           the Company has not (i) entered into or permitted any of the assets owned or used by it to become bound by any Contract that is a material Contract, (ii) entered into or permitted any of the assets owned or used by it to become bound by any Contract other than in the ordinary course of business, consistent with past practice, or (iii) amended or prematurely terminated, or waived any material right or remedy under, any Company Contract;

(j)           the Company has not (i) acquired, leased or licensed any right or other asset from any other Person except in the ordinary course of business and consistent with past practices, (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person, except for sales of inventory in the ordinary course of business and consistent with the Company’s past practices, or (iii) waived or relinquished any right, except in each case for immaterial rights or other immaterial assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with the Company’s past practices;

(k)           the Company has not (i) written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or indebtedness, in each case, that exceeds $30,000, or (ii) increased by more than $30,000 any reserves for contingent liabilities (excluding any adjustment to bad debt reserves in the ordinary course of business consistent with past practices);

(l)           the Company has not made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance;

(m)           the Company has not (i) lent money to any Person (other than pursuant to routine travel advances made to an employee of the Company (“Employee”) in the ordinary course of business and consistent with the Company’s past practice), or (ii) incurred or guaranteed any indebtedness for borrowed money;

(n)           there has not been any (i) grant of any severance or termination pay to (or material amendment to any existing arrangement with) any current or former director, officer or Employee of the Company, (ii) material increase in, or acceleration of, the compensation or benefits payable under any existing severance or termination pay policies or employment agreements, (iii) entry into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or Employee of the Company (other than in the ordinary course of business consistent with past practices, in the case of Employees who are not officers or directors) (iv) establishment, adoption or amendment (except as required by applicable Laws) of any collective bargaining, stock option, restricted stock, bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, or any other benefit plan or arrangement covering any Employees, officers, consultants or directors of the Company, or (v) material increase in, or acceleration of, compensation, bonus or other benefits payable to any Employees, officers, consultants or directors of the Company other than in the case of clause (iii) and clause (v) in accordance with the Company’s ordinary course of business and consistent with past practice;

(o)           the Company has not changed any of its methods of accounting or accounting practices in any respect;

(p)           there has not been any Tax election made or changed, annual tax accounting period changed, method of tax accounting adopted or changed, amended Tax Returns or claims for Tax refunds filed, closing agreement entered into, Tax claim, audit or assessment settled, or right to claim a Tax refund, offset or other reduction in Tax liability surrendered;

(q)           the Company has not threatened, commenced or settled any Legal Proceeding;

(r)           the Company has not entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with its past practices, other than entering into this Agreement and the agreements and transactions contemplated hereby; and

(s)           the Company has not agreed to take, or committed to take, any of the actions referred to in clauses “(c)” through “(r)” above.

2.8           Title to and Sufficiency of Assets.

(a)           The Company has good, valid, transferable and marketable title to, or valid leasehold interests in, all of their properties and assets, in each case free and clear of all Encumbrances, except for Permitted Encumbrances.

(b)           The property and other assets owned by the Company or used under enforceable Contracts or licenses constitute all of the properties and assets (whether real, personal or mixed and whether tangible or intangible) reasonably necessary and sufficient to permit the Company to conduct its business after the Closing in accordance with their past practices and as presently planned to be conducted.

2.9           Inventory.  Except as disclosed on the Unaudited Interim Balance Sheet, all of the inventory of the Company (a) was acquired and is reasonably sufficient for the operation of their respective businesses in the ordinary course consistent with past practice, (b) is of a quality and quantity usable or saleable in the ordinary course of business, and (c) is valued on the books and records of the Company using a moving cost average methodology, consistent with past practice. No previously sold inventory is subject to returns materially in excess of those historically experienced by the Company.

2.10         Bank Accounts; Receivables.

(a)           Part 2.10(a) of the Shareholder Disclosure Schedule provides accurate information with respect to each account maintained by or for the benefit of each of the Company at any bank or other financial institution including the name of the bank or financial institution, the account number and the balance as of the date hereof.

(b)           All accounts receivable of the Company (a) are valid, existing and collectible in a manner consistent with the Company’s past experience; and (b) represent monies due for goods sold and delivered or services rendered in each case in the ordinary course of business.  There are no disputes regarding any such accounts receivable in excess of $30,000 per customer account and $50,000 in the aggregate, except to the extent the Company has made explicit reserves against the potential inability of the Company to collect such receivables on the appropriate balance sheets contained in the Company Financial Statements.

2.11         Real Property.

(a)           Except as disclosed in Part 2.11 of the Shareholder Disclosure Schedule, the Company does not own, nor has it ever owned, any real property and are not obligated and do not have an option to acquire an ownership interest in any real property.

(b)           Part 2.11(b) of the Shareholder Disclosure Schedule includes a complete list of the Leased Real Property and the leases under which such Leased Real Property is leased, subleased or licensed, including all amendments or modifications to such leases (the “Leases”).  The Company has made available to the Purchaser complete copies of all Leases.  The Company is not a party to any lease, sublease, license, assignment or similar arrangement under which it is a lessor, sublessor, licensor or assignor of, or otherwise makes available for use by any third party of, any portion of the Leased Real Property, and the Company is not in material violation of any zoning, building, safety or environmental ordinance, regulation or Law applicable to such Leased Real Property.  With respect to each Lease, (i) the Lease is legal, valid, binding, enforceable according to its terms and in full force and effect except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principles of equity; (ii) neither the Company, nor, to the Knowledge of the Company, any other party to such Lease, is in breach or default under such Lease, and no event has occurred which, with notice or lapse of time or both, would constitute a material breach or default under such Lease; (iii) each Lease will continue to be legal, valid, binding, enforceable in accordance with its terms and in full force and effect immediately following the Closing, except as may result from actions that may be taken following the Closing, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principles of equity; and (iv) the Company does not owe any brokerage commissions or finder’s fees with respect to any such Lease which is not paid or accrued in full.

(c)           No material damage or destruction has occurred with respect to any of the Real Property for which the Company may be liable.  The improvements and fixtures on the Real Property are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted.

(d)           The premises leased pursuant to each Lease are supplied with utilities and other services reasonably necessary for the operation of such premises.

(e)           Except for the Permitted Encumbrances and except as set forth in Part 2.11(e) of the Shareholder Disclosure Schedule, no Real Property is subject to (i) any Encumbrances, (ii) any decree or order of a Governmental Body (or, to the Knowledge of the Company, threatened or proposed decree or order of a Governmental Body), or (iii) any rights of way, building use restrictions, exceptions, variances, reservations or limitations of any nature whatsoever.

2.12         Personal Property.

(a)           All items of tangible personal property and assets of the Company (i) are free of material defects and in good operating condition and in a state of good maintenance and repair, subject to ordinary wear and tear and (ii) were acquired and are usable in the regular and ordinary course of business.  All of the tangible personal property and assets of the Company is located at the Real Property.

(b)           No Person other than the Company owns any equipment or other tangible personal property or asset that is necessary to the operation of the Company’s business, except for the leased equipment, property or assets listed on Part 2.12(b) of the Shareholder Disclosure Schedule.

2.13         Intellectual Property.

(a)           Part 2.13(a) of the Shareholder Disclosure Schedule contains a true, correct and complete list of all Company Registered Intellectual Property.  All necessary registration, maintenance and renewal fees currently due in connection with Company Registered Intellectual Property have been made and all necessary documents, recordations and certifications in connection with such Company Registered Intellectual Property have been filed with the relevant Governmental Bodies for the purpose of maintaining such Company Registered Intellectual Property.  The licensing by the Company of any Company Registered Intellectual Property has been subject to commercially reasonable quality control.

(b)           The Company owns, or is licensed or otherwise has the right to use, free and clear of any Encumbrances (other than Permitted Encumbrances), all Intellectual Property used in connection with the operation and conduct of its business (except for off-the-shelf, shrink wrap software installed on the Company’s computers).

(c)           Part 2.13(c) of the Shareholder Disclosure Schedule sets forth a true, correct and complete list of the Company Proprietary Software.  The Company has all right, title and interest in and to all intellectual property rights in the Company Proprietary Software, free and clear of all Encumbrances, except Permitted Encumbrances.  Except as permitted by applicable Contract or Law, no portion of the Company Proprietary Software contains, embodies, uses, copies, comprises or requires the work of any third party.

(d)           All Company Intellectual Property which the Company purports to own was developed by (i) an Employee working within the scope of his or her employment at the time of such development, or (ii) agents, consultants, contractors, or other Persons who have executed appropriate instruments of assignment in favor of the Company as assignee that have conveyed to the Company ownership of all Intellectual Property rights in the Company Intellectual Property.  To the extent that any Company Intellectual Property has been developed or created by a third party for the Company, the Company has a written agreement with such third party with respect thereto and the Company thereby either (i) has obtained ownership of and are the exclusive owner of, or (ii) has obtained a license (sufficient for the conduct of its business as currently conducted) to, all of such third party’s Intellectual Property in such work, material or invention by operation of law or by valid assignment.

(e)           Except as set forth in Part 2.13(e) of the Shareholder Disclosure Schedule, neither the Company nor any of its products or services has infringed upon or otherwise violated, or is infringing upon or otherwise violating, the Intellectual Property of any third party.  To the Knowledge of the Company, no Person has infringed upon or violated, or is infringing upon or violating, any Company Intellectual Property.

(f)           Except as set forth in Part 2.13(f) of the Shareholder Disclosure Schedule, the Company is not subject to any proceeding or outstanding decree, order, judgment, agreement or stipulation (i) restricting in any manner the use, transfer or licensing by the Company of any of the Company Intellectual Property or (ii) that may affect the validity, use or enforceability of the Company Intellectual Property or any product or service of the Company related thereto; provided, however, that off-the-shelf, shrink wrap software installed on the Company’s computers shall be excluded for purposes of this Section 2.13(f).

(g)           The Company does not have rights with respect to any source code.  The current standard form of non-disclosure agreement used by the Company has been provided to the Purchaser prior to the date of this Agreement.

(h)           The Company has taken reasonable steps to protect its rights in the Confidential Information and any trade secret or confidential information of third parties used by the Company, and, except under confidentiality obligations, there has not been any disclosure by the Company of any Confidential Information or any such trade secret or confidential information of third parties.

2.14         Contracts.

(a)           Part 2.14(a) of the Shareholder Disclosure Schedule sets forth a true, correct and complete list of the following Contracts currently in force to which the Company is a party or under which the Company has continuing liabilities and/or obligations:

(i)            each Contract relating to the employment of, or the performance of services by, any Person, including any Employee, consultant or independent contractor that involves (or has involved in the last three years) at least $50,000 per year in compensation for services;

(ii)           each Contract relating to the acquisition, transfer, use, development, sharing or license of any Intellectual Property, except for off-the-shelf, shrink wrap software installed on the Company’s computers;

(iii)          all Contracts that (A) limit, or purport to limit, the ability of the Company, or any officers or directors, Employees, shareholders or other equity holders, agents or representatives of the Company (in their capacities as such) to compete in any line of business or with any Person or in any geographic area or during any period of time; (B) contain any so called “most favored nation” provisions or any similar provision requiring the Company to offer a third party terms or concessions (including levels of service or content offerings) at least as favorable as offered to one or more other parties, or (C) provide for “exclusivity,” preferred treatment or any similar requirement or under which the Company is restricted with respect to distribution, licensing, marketing, co-marketing or development;

(iv)          each Contract creating or involving any distribution arrangement or franchise relationship;

(v)           each Contract relating to the acquisition, issuance or transfer of any securities;

(vi)          bonds, debentures, notes, credit or loan agreements or loan commitments, mortgages or other similar Contracts relating to the borrowing of money or the deferred purchase price of property or binding upon any properties or assets (real, personal or mixed, tangible or intangible) of the Company;

(vii)         each Contract relating to the creation of any material Encumbrance with respect to any asset of the Company;

(viii)        each Contract involving or incorporating any guaranty, any pledge, any performance or completion bond, any indemnity or any surety arrangement;

(ix)          each Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

(x)           each Contract relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Related Party;

(xi)          each Contract constituting or relating to a Government Contract or  Government Bid;

(xii)         each Contract providing for “Earn-Outs,” “performance guarantees” or other similar contingent payments, by or to the Company involving more than $50,000 over the term of any such Contract;

(xiii)        Contracts for capital expenditures or the acquisition or construction of fixed assets requiring the payment by the Company of an amount in excess of $50,000;

(xiv)        Contracts for the cleanup, abatement or other actions in connection with any Materials of Environmental Concern, the remediation of any existing environmental condition or relating to the performance of any environmental audit or study;

(xv)         Contracts granting any Person an option or a right of first refusal, first-offer or similar preferential right to purchase or acquire any assets of the Company;

(xvi)        Contracts for the granting or receiving of a license, sublicense or franchise or under which any Person is obligated to pay or has the right to receive a royalty, license fee, franchise fee or similar payment;

(xvii)       Contracts with Customers or Suppliers;

(xviii)      outstanding powers of attorney empowering any Person to act on behalf of the Company;

(xix)         each Contract that was entered into outside the ordinary course of business or was inconsistent with the Company’s past practices; and

(xx)          any other Contract that (A) contemplates or involves (1) the payment or delivery of cash or other consideration in an amount or having a value in excess of $50,000 in the aggregate, or (2) the purchase or sale of any product, or performance of services by or to the Company having a value in excess of $50,000 in the aggregate, (B) has a term of more than ninety (90) days and that may not be terminated by the Company (without penalty) within ninety (90) days after the delivery of a termination notice by the Company, and (C) is material to the Company, individually or in the aggregate.

(b)           The Company has made available to the Purchaser accurate and substantially complete copies of all written Company Contracts.  Part 2.14(b) of the Shareholder Disclosure Schedule provides a reasonably accurate description of the terms of each Company Contract that is not in written form.  Each Company Contract is valid and in full force and effect, is enforceable by the Company in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principles of equity, and immediately after the Closing will continue to be legal, valid, binding and enforceable on identical terms.  The consummation of the transactions contemplated hereby shall not (either alone or upon the occurrence of additional acts or events) result in any payment or payments becoming due from the Company, the Purchaser or any of its Affiliates to any Person or give any Person the right to terminate or alter the provisions of any Company Contract.

(c)           There is no term, obligation, understanding or agreement that would modify any material term of a written Company Contract or any right or obligation of a party thereunder which is not reflected on the face of such Contract.

(d)           The Company has not materially violated or breached, or committed any default under, any Company Contract, and, to the Knowledge of the Company, no other Person has materially violated or breached, or committed any default under, any Company Contract.

(e)           No event has occurred, and to the Knowledge of the Company, no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (i) result in material a violation or breach of any of the provisions of any Company Contract; (ii) give any Person the right to declare a default or exercise any remedy under any Company Contract; (iii) give any Person the right to accelerate the maturity or performance of any Company Contract; or (iv) give any Person the right to cancel, terminate or modify any Company Contract.

(f)           The Company has not received any written notice or, to the Company’s Knowledge, any verbal communication, regarding any actual or possible violation or breach of, or default under, any Company Contract.

(g)           To the Knowledge of the Company, the Company has not waived any of its material rights under any Company Contract.

(h)           No Person is renegotiating, or has an ongoing right pursuant to the terms of any Company Contract to renegotiate, any amount paid or payable to the Company under any Company Contract or any other material term or provision of any Company Contract.

(i)           The Company Contracts collectively constitute all of the Contracts reasonably necessary to enable the Company to conduct its business in the manner in which such businesses are currently being conducted.

(j)           Part 2.14(j) of the Shareholder Disclosure Schedule identifies and provides a brief description of each proposed Contract having value in excess of $50,000 as to which any bid, offer, award, written proposal, term sheet or similar document has been submitted or received by the Company.

2.15         Compliance with Laws; Governmental Authorizations.

(a)           Except as set forth in Part 2.15(a) of the Shareholder Disclosure Schedule, the Company is, and to the Knowledge of the Company has at all times been, in material compliance with all applicable Laws.  The Company has not received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Law.

(b)           Part 2.15(b) of the Shareholder Disclosure Schedule identifies each Governmental Authorization held by the Company, and the Shareholder has delivered to the Purchaser accurate and complete copies of all such Governmental Authorizations.  The Governmental Authorizations held by the Company are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted.  The Company is in material compliance with the terms and requirements of the respective Governmental Authorizations held by it. The Company has not received any written notice or other communication from any Governmental Body regarding (i) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.  Part 2.15(b) of the Shareholder Disclosure Schedule identifies with an asterisk each Governmental Authorization set forth therein which by its terms cannot be transferred to the Purchaser at Closing.

2.16         Tax Matters.  Except as set forth in Part 2.16 of the Shareholder Disclosure Schedule:

(a)           All Tax Returns due to have been filed by the Company through the date hereof in accordance with all applicable Laws (pursuant to an extension of time or otherwise) have been duly filed and are true, correct and complete in all respects.

(b)           All Taxes, deposits and other payments for which the Company has or may have liability (whether or not shown on any Tax Return) including, without limitation, any Taxes payable by the Shareholders which may be attributable to the Company, have been paid in full or are accrued as liabilities for Taxes on the books and records of the Company, as applicable.

(c)           The amounts so paid, together with all amounts accrued as liabilities for Taxes (including Taxes accrued as currently payable but excluding any accrual to reflect timing differences between book and Tax income) on the books of the Company, shall be adequate based on the tax rates and applicable Laws in effect to satisfy all liabilities for Taxes of the Company in any jurisdiction through the Closing Date, including Taxes accruable upon income earned through the Closing Date.

(d)           There are not now any extensions of time in effect with respect to the dates on which any Tax Returns were or are due to be filed by the Company.

(e)           All Tax deficiencies asserted as a result of any examination by a Governmental Body of a Tax Return of any Company have been paid in full, accrued on the books of the Company, as applicable, or finally settled, and no issue has been raised in any such examination that, by application of the same or similar principles, reasonably could be expected to result in a proposed Tax deficiency for any other period not so examined.

(f)           No claims have been asserted and no proposals or deficiencies for any Taxes of the Company are being asserted, proposed or, to the Knowledge of the Company, threatened, and no audit or investigation of any Tax Return of the Company is currently underway, pending or threatened.

(g)           The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor or shareholder thereof or other third party.

(h)           There are no outstanding waivers or agreements between any Governmental Body and the Company for the extension of time for the assessment of any Taxes or deficiency thereof, nor are there any requests for rulings, outstanding subpoenas or requests for information, notice of proposed reassessment of any property owned or leased by the Company or any other matter pending between the Company and any Governmental Body.

(i)           There are no Encumbrances for Taxes with respect to the Company or any of its assets or properties, nor is there any such Encumbrance that is pending or, to the Knowledge of the Company, threatened.

(j)           The Company is not a party to or bound by any Tax allocation or sharing agreement.

(k)           The Company has not been a member of an “affiliated group” of corporations (within the meaning of Code § 1504) filing a consolidated federal income tax return (other than a group the common parent of which was the Company).

(l)           The Company has no liability for the Taxes of any Person (other than for itself) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

(m)           None of the Tax Returns described in Subsection (a) of this Section 2.16 contains any position which is or would be subject to penalties under Section 6662 of the Code (or any similar provision of provincial, state, local or foreign law) and the Treasury Regulations issued thereunder.

(n)           The Company has not made any payments, nor is it obligated to make any payments, or is a party to any Contract that could obligate it to make any payments that will not be deductible under Section 280G of the Code (or any similar provision of provincial, state, local or foreign Law)

(o)           The Company is, and has at all times been, in compliance with the provisions of Section 6011, 6111 and 6112 of the Code relating to tax shelter disclosure, registration and list maintenance and with the Treasury Regulations thereunder.

(p)           The Company has not, at any time, engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Sections 1.6011-4(b)(2), 301.6111-2(b)(2) or 301.6112-1(b)(2)(A), and no IRS Form 8886 has been filed with respect to the Company nor has the Company entered into any tax shelter or listed transaction with the sole or dominant purpose of the avoidance or reduction of a Tax liability with respect to which there is a significant risk of challenge of such transaction by a Governmental Body.

(q)           The Company has not, directly or indirectly, transferred property to or acquired property from a Person with whom it was not dealing at arm's length for consideration other than consideration equal to the fair market value of the property at the time of the disposition or acquisition thereof.

(r)           The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period after the Closing Date as a result of any (i) change in method of accounting for a Tax period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iv) prepaid amount received on or prior to the Closing Date.

(s)           The Company has at no time been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

2.17         Employee Benefit Plans.

(a)           Part 2.17(a) of the Shareholder Disclosure Schedule contains a true, correct and complete list of each Company Benefit Plan and ERISA Affiliate Plan.  Any special tax status or tax benefits for plan participants enjoyed or offered by a Company Benefit Plan or ERISA Affiliate Plan is noted on such schedule.

(b)           With respect to each Company Benefit Plan and ERISA Affiliate Plan identified on Part 2.17(a) of the Shareholder Disclosure Schedule, the Company has heretofore delivered to the Purchaser true, correct and complete copies of the plan documents and any amendments thereto (or, in the event the plan is not written, a written description thereof), any related trust, insurance contract or other funding vehicle, any reports or summaries required under all applicable Laws, including ERISA or the Code, the most recent determination or opinion letter received from the IRS with respect to each current Company Benefit Plan or ERISA Affiliate Plan intended to qualify under Code Section 401, nondiscrimination and coverage tests for the most recent three (3) full plan years, the three (3) most recent annual reports (Form 5500) filed with the IRS and financial statements (if applicable), the three (3) most recent actuarial reports or valuations (if applicable) and such other documentation with respect to any Company Benefit Plan or ERISA Affiliate Plan (whether current or not) as is reasonably requested by the Purchaser.

(c)           The records of the Company accurately reflect the employment or service histories of its Employees, independent contractors, contingent workers and leased employees, including their hours of service.

(d)           With respect to each Company Benefit Plan, (i) there has not occurred any non-exempt “prohibited transaction” within the meaning of Section 4975(c) of the Code or Section 406 of ERISA that would subject the Company or the Purchaser to any material liability, and (ii) no fiduciary (within the meaning of Section 3(21) of ERISA) of any Company Benefit Plan that is subject to Part 4 of Title I of ERISA has committed a breach of fiduciary duty that would subject the Company or the Purchaser to any liability.  The Company has not incurred any excise taxes under Chapter 43 of the Code and nothing has occurred with respect to any Company Benefit Plan that would reasonably be expected to subject the Company or the Purchaser to any such taxes.  The transactions contemplated by this Agreement will not trigger any Taxes under Section 4978 of the Code.  No Company Benefit Plan or ERISA Affiliate Plan is or was subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, and no Company Benefit Plan or ERISA Affiliate Plan is or was a “multiemployer plan” (as defined in Section 3(37) of ERISA), a “multiple employer plan” (within the meaning of Section 413(c) of the Code), or a “multiple employer welfare arrangement” (as defined in Section 3(40)(A) of ERISA), nor has the Company or any of their ERISA Affiliates ever sponsored, maintained, contributed to, or had any liability or obligation with respect to, any such Company Benefit Plan or ERISA Affiliate Plan.

(e)           Each Company Benefit Plan or ERISA Affiliate Plan has been established, registered, qualified, invested, operated and administered in all respects in accordance with its terms and in compliance with all Applicable Benefit Laws.  The Company has performed and complied in all respects with all of their obligations under or with respect to the Company Benefit Plans.  The Company has not incurred, and no fact exists that reasonably could be expected to result in, any liability to the Company with respect to any Company Benefit Plan or any ERISA Affiliate Plan, including any liability, tax, penalty or fee under any Applicable Benefit Law (other than to pay premiums, contributions or benefits in the ordinary course of business consistent with past practice).  There are no current or, to the Knowledge of the Company, threatened or reasonably foreseeable Encumbrances on any assets of any Company Benefit Plan or ERISA Affiliate Plan.

(f)           No fact or circumstance exists that could adversely affect the tax-exempt status of a Company Benefit Plan or ERISA Affiliate Plan that is intended to be tax-exempt.  Further, each such plan intended to be “qualified” within the meaning of Section 401(a) of the Code and the trusts maintained thereunder that are intended to be exempt from taxation under Section 501(a) of the Code has received a favorable determination or opinion letter with respect to all Applicable Benefits Laws on which the IRS will issue a favorable determination or opinion letter on its qualification, and nothing has occurred subsequent to the date of such favorable determination or opinion letter that could adversely affect the qualified status of any such plan.

(g)           There is no pending or, to the Knowledge of the Company, threatened (i) complaint, claim, charge, suit, proceeding or other action of any kind with respect to any Company Benefit Plan or ERISA Affiliate Plan (other than a routine claim for benefits in accordance with such Company Benefit Plan’s or ERISA Affiliate Plan’s claims procedures and that have not resulted in any litigation) or (ii) proceeding, examination, audit, inquiry, investigation, citation, or other action of any kind in or before any Governmental Body with respect to any Company Benefit Plan or ERISA Affiliate Plan and there exists no state of facts that after notice or lapse of time or both reasonably could be expected to give rise to any such claim, investigation, examination, audit or other proceeding or to affect the registration of any Company Benefit Plan or ERISA Affiliate Plan required to be registered. All benefit claims will be paid in accordance with Applicable Benefit Laws and the terms of the applicable Company Benefit Plan or ERISA Affiliate Plan.

(h)           All contributions and premium payments (including all employer contributions and employee salary reduction contributions) that are due with respect to each Company Benefit Plan have been made within the time periods prescribed by ERISA and the Code, and all contributions and premium payments for any period ending on or before the Closing Date that are an obligation of the Company and not yet due have either been made to such Company Benefit Plan, or have been accrued on the Company Financial Statements.  Adequate reserves will be reflected on the Final Working Capital Schedule for any vacation, sick pay, and other paid time off (i) accrued but unearned or (ii) earned but unused, in each case as of the Closing Date by the Employees.

(i)           With respect to each Company Benefit Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA), all claims incurred by the Company are (i) insured pursuant to a contract of insurance whereby the insurance company bears any risk of loss with respect to such claims, (ii) covered under a contract with a health maintenance organization (an “HMO”), pursuant to which the HMO bears the liability for claims, or (iii) reflected as a liability or accrued for on the Company Financial Statements.  Except as set forth on Part 2.17(i) of the Shareholder Disclosure Schedule, no Company Benefit Plan provides or has ever provided benefits, including death, medical or health benefits (whether or not insured), after an Employee’s termination of employment, and the Company has no liabilities (contingent or otherwise) with respect thereto other than (A) continuation coverage required pursuant to Section 4980B of the Code and Part 6 of Title I of ERISA, and the regulations thereunder, and any other Applicable Benefit Laws, (B) death benefits or retirement benefits under any employee pension benefit plan, (C) deferred compensation benefits, reflected as liabilities on the Company Financial Statements, or (D) benefits the full cost of which is borne by the current or former Employee (or the employee’s beneficiary).

(j)           The transactions contemplated by this Agreement will not result (either alone or in combination with any other event) in:  (i) any payment of, or increase in, remuneration or benefits, to any Employee, officer, director or consultant of the Company; (ii) any cancellation of indebtedness owed to the Company by any Employee, officer, director or consultant of the Company; (iii) the acceleration of the vesting, funding or time of any payment or benefit to any Employee, officer, director or consultant of the Company; or (iv) result in any “parachute payment” within the meaning of Section 280G of the Code (whether or not such payment is considered to be reasonable compensation for services rendered).

(k)           The Company has not announced or entered into any plan or binding commitment to (i) create or cause to exist any additional Company Benefit Plan, or (ii) adopt, amend or terminate any Company Benefit Plan, other than any amendment required by Applicable Benefit Laws.  Each Company Benefit Plan may be amended or terminated in accordance with its terms without liability to the Company or the Purchaser.

(l)           Part 2.17(l) of the Shareholder Disclosure Schedule identifies each Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and associated Treasury Department guidance, including IRS Notice 2005-1 (each a “NQDC Plan”).  With respect to each NQDC Plan, it either (A) has been operated in compliance with Code Section 409A since January 1, 2005, or (B) does not provide for the payment of any benefits that have or will be deferred or vested after December 31, 2004 and since October 3, 2004, it has not been “materially modified” within the meaning of Section 409A of the Code and associated Treasury Department guidance, including IRS Notice 2005-1, Q&A 18.

2.18         Employee Matters.

(a)           Part 2.18(a)(1) of the Shareholder Disclosure Schedule contains a list of all Employees as of the date hereof, and accurately reflects their salaries, any other compensation payable to them (including compensation payable pursuant to bonus, deferred compensation or commission arrangements), their dates of employment and their positions.  All of the Employees are “at will” employees.  Part 2.18(a)(2) of the Shareholder Disclosure Schedule lists all Employees who are not citizens of the United States and identifies the visa or other similar permit under which such Employee is working and the dates of issuance and expiration of such visa or other similar permit.

(b)           Part 2.18(b) of the Shareholder Disclosure Schedule identifies each Employee who is not fully available to perform work because of disability or other leave and sets forth the basis of such leave and the anticipated date of return to full service.

(c)           Part 2.18(c) of the Shareholder Disclosure Schedule contains a list of all independent contractors used by the Company as of the Agreement Date who were paid more than $25,000 during any of calendar years 2008, 2009 or 2010, specifying the name of the independent contractor, type of labor, fees paid to such independent contractor for calendar year 2011 and from January 1, 2008 through December 31, 2010, work location and address.  To the Knowledge of the Company, each independent contractor listed on Part 2.18(c) has the requisite Governmental Authorizations required to provide the services such independent contractor provides the Company, as applicable.

(d)           The Company is, and has at all times been, in material compliance with all applicable Laws and Contracts relating to employment, employment practices, wages, bonuses and terms and conditions of employment, including Laws for job applicants and employee background checks, meal and rest period for Employees, accrual and payment of vacation pay and paid time off, classifying Employees as exempt or non-exempt, crediting all non-exempt Employees for all hours worked, deductions from final pay of all terminated Employees and classifying independent contractors.

(e)           Except as set forth in Part 2.18(e) of the Shareholder Disclosure Schedule, neither the Company nor the Shareholders have made any written or verbal commitments to any officer, employee, former employee, consultant or independent contractor of the Company with respect to compensation, promotion, retention, termination, severance or similar matter in connection with the transactions contemplated hereby.

2.19         Labor Matters.

(a)           No Employee, since becoming an Employee, has been, or currently is, represented by a labor organization or group that was either certified or voluntarily recognized by any labor relations board (including the NLRB) or certified or voluntarily recognized by any other Governmental Body.  The Company is not, and has never been, a signatory to a collective bargaining agreement with any trade union, labor organization or group.  No representation election petition or application for certification has been filed by employees of the Company or is pending with the NLRB or any other Governmental Body and no union organizing campaign or other attempt to organize or establish a labor union, employee organization or labor organization or group involving employees of the Company has occurred, is in progress or, to the Knowledge of the Company, is threatened.  The Company is not a federal or state contractor.

(b)           There is no pending or, to the Knowledge of the Company, threatened labor board proceeding of any kind.  The Company is in material compliance with all Labor Laws.  No citations, claims, complaints, grievances, charges, disputes, proceedings, examinations, audits, inquiries, investigations or other actions have been issued or filed or are pending or, to the Knowledge of the Company, threatened under the Labor Laws with respect to the Company.  The Company has no reason to believe that (i) the consummation of the transactions contemplated by this Agreement will have a material adverse effect on the Company’s relations with its employees, or (ii) any of the Employees intends to terminate his or her employment with the Company.

(c)           Since June 30, 2008, the Company has not effectuated (i) a “plant closing” (as defined in the WARN) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or (ii) a “mass layoff” (as defined in the WARN) affecting any site of employment or facility of the Company.  Since inception, the Company has not been affected by any transaction or engaged in layoffs, terminations or relocations sufficient in number to trigger application of any state, local or foreign law or regulation similar to the WARN.  None of the Employees has suffered an “employment loss” (as defined in the WARN) in the ninety (90) days prior to the Agreement Date and the Purchaser will not incur any liability or obligation under the WARN if, during the ninety (90) day period immediately following the Closing Date, only terminations in the normal course occur.  No wrongful discharge, retaliation, libel, slander or other claim, complaint, charge or investigation that arises out of the employment relationship between the Company and any of their employees has been filed or is pending or, to the Knowledge of the Company, threatened against the Company under any applicable Law.

(d)           The Company has maintained and currently maintains adequate insurance as required by applicable Law with respect to workers’ compensation claims and unemployment benefits claims.  The Company has provided the Purchaser with a copy of the Company’s policies for providing leaves of absence under FMLA and their FMLA notices.

2.20         Environmental Matters.  Except as set forth in Part 2.20 of the Shareholder Disclosure Schedule:

(a)           The Company is in material compliance with all applicable Environmental Laws, which compliance includes the possession by the Company of all Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof.  All Governmental Authorizations currently held by the Company pursuant to Environmental Laws are identified in Part 2.20(a) of the Shareholder Disclosure Schedule.

(b)           The Company has not received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, Employee or otherwise, that alleges that the Company is not in compliance with any Environmental Law, and, to the Knowledge of the Company, there are no circumstances that may prevent or interfere with the Company’s compliance with any Environmental Law in the future.

(c)           To the Knowledge of the Company, no current or prior owner of any property leased or controlled by the Company has received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company is not in material compliance with any Environmental Law.

(d)           To the Knowledge of the Company, no environmental reports, investigations and/or audits relating to premises currently or previously owned or operated by the Company (whether conducted by or on behalf of the Company or a third party, and whether done at the initiative of the Company or directed by a Governmental Body or other third party) have been issued or conducted during the past five years.  The Company has provided to the Purchaser true, correct and complete copies of all reports, correspondence, memoranda, computer data and the related files in its possession relating to environmental matters.

(e)           The Company has not entered into or agreed to enter into, or has any present intent to enter into, any consent decree or order, and the Company is not subject to any judgment, decree or judicial or administrative order relating to compliance with, or the cleanup of Materials of Environmental Concern under, any applicable Environmental Law.

(f)           The Company has not at any time been subject to any administrative or judicial proceeding pursuant to, or paid any fines or penalties pursuant to, applicable Environmental Laws.  The Company is not subject to any claim, obligation, liability, loss, damage or expense of any kind or nature whatsoever, contingent or otherwise, incurred or imposed or based upon any provision of any Environmental Law or arising out of any act or omission the Company or the employees, agents or representatives thereof or arising out of the ownership, use, control or operation by the Company of any plant, facility, site, area or property (including any plant, facility, site, area or property currently or previously owned or leased by the Company) from which any Material of Environmental Concern was Released.

(g)           To the Knowledge of the Company, no improvement or equipment included in the property or assets of the Company contains any asbestos, polychlorinated biphenyls, underground storage tanks, open or closed pits, sumps or other containers on or under any property or asset.  The Company has not imported, received, manufactured, produced, processed, labeled, or shipped, stored, used, operated, transported, treated or disposed of any Materials of Environmental Concern other than in material compliance with all Environmental Laws.

2.21         Insurance. Part 2.21 of the Shareholder Disclosure Schedule sets forth a true, complete and accurate list of all insurance policies and fidelity bonds for the current policy year relating to the Company and its respective Employees, officers and directors.  The Company maintains, and has maintained, without interruption during its existence, policies of insurance covering such risk and events, including personal injury, property damage and general liability, in amounts that are adequate, in light of prevailing industry practices, for its business and operations.  The Company has not received notice of termination or cancellation of any such policy.  The Company has not reached or exceeded its policy limits for any insurance policy in effect at any time during the past five (5) years.  All premiums required to be paid with respect thereto covering all periods up to and including the Closing Date have been or will be paid in a timely fashion.  There has been no lapse in coverage under such policies or failure of payment that will cause coverage to lapse during any period for which the Company has conducted its operations.  The Company does not have any obligation for retrospective premiums for any period prior to the Closing Date.  All such policies are in full force and effect and will remain in full force and effect up to and including the Closing Date, unless replaced with comparable insurance policies having comparable or more favorable terms and conditions.  No insurer has put the Company on notice that coverage will be denied with respect to any claim submitted to such insurer by the Company.  There are no claims by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights.

2.22         Related Party Transactions.  Except as set forth in Part 2.22 of the Shareholder Disclosure Schedule, no Related Party has, and no Related Party has at any time had, any direct or indirect interest in any asset used in or otherwise relating to the business of the Company.  Except as set forth under Part 2.22 of the Shareholder Disclosure Schedule, no Related Party is, or has been, indebted to the Company.  No Related Party has entered into, or has had any direct or indirect financial interest in, any Company Contract, transaction or business dealing involving the Company.  No Related Party is competing, or has at any time competed, directly or indirectly, with the Company.  No Related Party has any claim or right against the Company (other than rights to receive compensation for services performed as an Employee).

2.23         Legal Proceedings; Orders.

(a)           Except as set forth in Part 2.23(a) of the Shareholder Disclosure Schedule, there is no current or pending Legal Proceeding, and to the Knowledge of the Company, no Person has commenced or threatened to commence any Legal Proceeding (i) that involves any of the Shareholders, (ii) that involves the Company or any of the assets owned, used or controlled by the Company or any Person whose liability the Company may have retained or assumed, either contractually or by operation of law, or (iii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated by this Agreement or any of the Shareholder Related Agreements.  To the Knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

(b)           Except as set forth in Part 2.23(b) of the Shareholder Disclosure Schedule, there is no order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject.  To the Knowledge of the Company, no officer or other Employee is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other Employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company.

2.24         Customers and Suppliers.  Part 2.24 of the Shareholder Disclosure Schedule contains a true, correct and complete list of the names and addresses of the Customers and Suppliers.  The Company maintains good commercial relations with each of its Customers and Suppliers and, to the Knowledge of the Company, no event has occurred that could materially and adversely affect the Company’s relations with any such Customer or Supplier.  During the 12 month period prior to the Closing Date, no Customer (or former Customer) who purchased products in excess of $100,000 from the Company during calendar year 2010, or Supplier (or former Supplier) who sold products to the Company in excess of $100,000 during calendar year 2010, has canceled, terminated or, to the Knowledge of the Company, made any threat to cancel or otherwise terminate any of such Customer’s or Supplier’s Contracts with the Company or to materially decrease such Customer’s usage of the Company’s services or products or such Supplier’s supply of services or products to the Company.  The Company has not received any notice and, to the Company’s Knowledge, no current customer or supplier intends to terminate or materially alter its business relations with the Company, either as a result of the transactions contemplated hereby or otherwise.

2.25         Product and Service Warranties.

(a)           Except as set forth in Part 2.25(a) of the Shareholder Disclosure Schedule, the Company makes no warranty or guaranty as to goods manufactured, sold, leased, licensed or delivered or services provided by the Company.  There is no pending or, to the Knowledge of the Company, threatened claim alleging any breach of any such warranty or guaranty except for such as the Company may receive in the ordinary course of business, in a manner consistent with the historical experience of the Company.  All goods manufactured, sold, leased, licensed or delivered, or services provided by the Company have been in material conformity with all applicable contractual commitments and all express and implied warranties.

(b)           Adequate reserves for any expense to be incurred by the Company as a result of any express or implied warranty or guaranty as to goods sold, leased or licensed, or services provided by, the Company prior to the Closing will be reflected on the Final Working Capital Schedule, which reserves shall not exceed four percent (4%) of gross sales.

2.26         Finder’s Fee.  Except as set forth in Part 2.26 of the Shareholder Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement or any of the other transactions contemplated hereby based upon arrangements made by or on behalf of the Company, or officer, member, director or employee or Affiliate of the Company.

2.27         Certain Payments.  Except as set forth in Part 2.27 of the Shareholder Disclosure Schedule, neither the Company, nor any manager, officer, Employee, agent or other Person associated with or acting for or on behalf of the Company, has at any time, directly or indirectly:

(a)           used any corporate funds (i) to make any unlawful political contribution or gift or for any other unlawful purpose relating to any political activity, (ii) to make any unlawful payment to any governmental official or employee, or (iii) to establish or maintain any unlawful or unrecorded fund or account of any nature;

(b)           made any false or fictitious entry, or failed to make any entry that should have been made, in any of the books of account or other records of the Company;

(c)           made any payoff, influence payment, bribe, rebate, kickback or unlawful payment to any Person;

(d)           made any payment (whether or not lawful) to any Person, or provided (whether lawfully or unlawfully) any favor or anything of value (whether in the form of property or services, or in any other form) to any Person, for the purpose of obtaining or paying for (i) favorable treatment in securing business, or (ii) any other special concession; or

(e)           agreed, committed, offered or attempted to take any of the actions described in clauses “(a)” through “(d)” above.

2.28         Full Disclosure. Neither this Agreement nor the Shareholder Disclosure Schedule (i) contains any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omits to state any material fact necessary in order to make the representations, warranties and information contained herein and therein, in the light of the circumstances under which such representations, warranties and information were or will be made or provided, not false or misleading.

2.29         Disclosures; Cross-References.  – If any part of the Shareholder Disclosure Schedule discloses an item or information that is relevant to the disclosure required by another (other) part(s) of the Shareholder Disclosure Schedule and it is reasonably apparent based on the substance of such disclosure that the item or information is relevant to such other part(s) of the Shareholder Disclosure Schedule, then such item or information will be deemed to have been disclosed for purposes of such other part(s) of the Shareholder Disclosure Schedule notwithstanding the omission of an appropriate cross-reference to such other part(s).

SECTION 3
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Company and each of the Shareholders as follows, as of the date hereof and as of the Closing Date:

3.1           Corporate Existence and Power.  The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California, and has all corporate power required to conduct its business as now conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the conduct of its business or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified would not have a material adverse effect on the Purchaser’s business, financial condition or results of operations.

3.2           Authorization; Binding Nature of Agreement.  The Purchaser has the absolute and unrestricted right, power and authority to perform its obligations under this Agreement and under each Purchaser Related Agreement to which it is a party, and the execution, delivery and performance by the Purchaser of this Agreement and the Purchaser Related Agreements have been duly authorized by all necessary action on the part of the Purchaser and its respective boards of directors.  This Agreement constitutes the legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principles of equity.  Upon the execution and delivery by or on behalf of the Purchaser of each Purchaser Related Agreement, such Purchaser Related Agreement will constitute the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principles of equity.

3.3           Absence of Restrictions; Required Consents.  Neither (1) the execution, delivery or performance by the Purchaser of this Agreement or any of the Purchaser Related Agreements, nor (2) the consummation of transactions contemplated by this Agreement or any of the Purchaser Related Agreements, will directly or indirectly (with or without notice or lapse of time):

(a)           contravene, conflict with or result in a violation of any of the provisions of the Purchaser Constituent Documents;

(b)           contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or any of the Purchaser Related Agreements or to exercise any remedy or obtain any relief under, any Law or any order, writ, injunction, judgment or decree to which the Purchaser, or any of the assets owned, used or controlled by the Purchaser, is subject.

(c)           contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Purchaser or that otherwise relates to the business of the Purchaser or to any of the assets owned, used or controlled by the Purchaser; or

(d)           contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Contract of the Purchaser, or give any Person the right to (i) declare a default or exercise any remedy under any such Contract of the Purchaser, or (ii) modify, terminate, or accelerate any right, liability or obligation of the Purchaser under any such Contract of the Purchaser, or charge any fee, penalty or similar payment to the Seller under any such Contract of the Purchaser.

3.4           Finder’s Fee.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement or any of the other transactions contemplated hereby based upon arrangements made by or on behalf of the Purchaser, or any officer, director, employee or Affiliate of the Purchaser.

3.5           Full Disclosure.  Neither this Agreement nor any of the Purchaser’s representations or warranties contained herein (i) contains any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omits to state any material fact necessary in order to make the representations, warranties and information contained herein and therein, in the light of the circumstances under which such representations, warranties and information were or will be made or provided, not false or misleading

SECTION 4
CERTAIN COVENANTS AND AGREEMENTS

4.1           Operation of the Company’s Business.

(a)           It is the intention of the Parties that this Agreement shall be executed and delivered by all parties simultaneously with the Closing.  Nevertheless, to be prepared for unforeseen eventualities and provide flexibility regarding the timing of the Closing Date, some provisions of this Agreement contemplate the possibility that the Agreement Date may precede the Closing Date.  Accordingly, the period from the Agreement Date through the Closing Date, should there be one, is referred to herein as the “Pre-Closing Period”.  During the Pre-Closing Period, the Company shall (and the Shareholders shall cause the Company to):  (i) ensure that the Company conducts its business and operations (A) in the ordinary course and in accordance with past practices, and (B) in material compliance with all applicable Laws and the requirements of all Company Contracts and Governmental Authorizations held by the Company; and (ii) use best efforts to ensure that the Company preserves intact its current business organization, keeps available the services of its current officers and Employees and maintains its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, Employees and other Persons having business relationships with the Company.

(b)           During the Pre-Closing Period, the Company shall not, and the Shareholders shall cause the Company to not (without the prior written consent of the Purchaser):

(i)            (A) except as set forth in Part 2.7(c) of the Shareholder Disclosure Schedule, declare, accrue, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity or voting interests; (B) authorize for issuance or issue and deliver any additional shares of its capital stock or securities convertible into or exchangeable for shares of its capital stock, or grant any right, option or other commitment for the issuance of shares of its capital stock or of such securities; (C) split, combine or reclassify any of its capital stock or other equity or voting interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity or voting interests; or (D) purchase, redeem or otherwise acquire any shares of capital stock or any other securities of the Company or any options, warrants, calls or rights to acquire any such shares or other securities.

(ii)           amend or permit the adoption of any amendment to the Company Constituent Documents, or effect, become a party to or authorize any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(iii)          except as required by applicable Laws, adopt or enter into any collective bargaining agreement or other labor union Contract applicable to the Employees;

(iv)          adopt a plan of complete or partial liquidation or dissolution or resolutions providing for or authorizing such a liquidation or a dissolution;

(v)           form any Subsidiary or acquire any equity interest or other interest in any other Entity;

(vi)          make any capital expenditure outside the ordinary course of business or make any single capital expenditure in excess of $50,000; provided, however, that the maximum amount of all capital expenditures made on behalf of the Company, taken as a whole, during the Pre-Closing Period shall not exceed $100,000 in the aggregate;

(vii)         except in the ordinary course of business and consistent with past practice, (a) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Company Contract, or (b) amend, terminate or waive any right under any Company Contract;

(viii)        acquire, lease or license any right or other asset from any other  Person or sell or otherwise dispose of, or lease, license or encumber, any right or other asset to any other Person (except in each case for assets acquired, leased, licensed, encumbered or disposed of by the Company in the ordinary course of business;

(ix)           incur any Closing Date Indebtedness (other than the advancement or reimbursement of business expenses, including with company credit cards, to employees in immaterial amounts in the ordinary course of business consistent with past practices) or guarantee any indebtedness of another Person, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing;

(x)           grant or create any Encumbrance on the assets of the Company that did not exist on the date hereof or write down the value of any asset or investment on the books or records of the Company, except for depreciation and amortization in the ordinary course of business and consistent with past practice;

(xi)           make any loans, advances or capital contributions to, or investments in, any other Person;

(xii)          increase in any manner the compensation or benefits of, or pay any bonus to, any Employee, officer, director or independent contractor of the Company, except for (A) increases in the ordinary course of business consistent with past practices in base compensation for any Employee or independent contractor of the Company (other than executive officers or directors of the Company whose annualized compensation is $100,000 or more or whose annual compensation for the twelve (12)-month period following the Expiration Date is expected to be $100,000 or more, giving effect to any such increase in compensation) that were communicated to such Employee or independent contractor prior to the Agreement Date, or (B) as required by Applicable Benefit Laws;

(xiii)        except as required to comply with applicable Laws or any Contract or Employee Benefit Plan in effect on the Agreement Date, (A) pay to any Employee, officer, director or independent contractor of the Company any material benefit not provided for under any Contract or Employee Benefit Plan in effect on the Agreement Date or not consistent with past practices; (B) grant any awards under any Employee Benefit Plan; (C) take any action to accelerate the vesting or payment of any compensation or benefit under any Contract or Employee Benefit Plan; (D) adopt, enter into or amend any Employee Benefit Plan other than offer letters entered into with new Employees in the ordinary course of business consistent with past practices that provide for “at will employment” with no severance benefits; or (E) make any material determination under any Employee Benefit Plan that is inconsistent with the ordinary course of business consistent with past practices;

(xiv)        hire any new Employee at the level of Vice President or above or with an annual base salary in excess of $50,000, dismiss any Employee, promote any Employee except in order to fill a position vacated after the Agreement Date, or engage any independent contractor whose relationship may not be terminated by the Company on thirty (30) days’ notice or less;

(xv)         except as required by GAAP or applicable Laws, change its fiscal year, revalue any of its material assets or make any changes in financial or tax accounting methods, principles or practices;

(xvi)        settle or compromise any Legal Proceedings related to or in connection with the Company’s business; or

(xvii)       dispose of or permit to lapse any ownership and/or right to the use of, or fail to protect, defend and maintain the ownership, validity and registration of, the Company Intellectual Property;

4.2           Notification. During the Pre-Closing Period, the Company shall promptly notify the Purchaser in writing of, and the Purchaser shall notify the Shareholders in writing or, as applicable:

(a)           the discovery by the Company or any Shareholder, or by the Purchaser, as the case may be, of any event, condition, fact or circumstance that occurred or existed on or prior to the Agreement Date and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by the Company or the Shareholders in this Agreement;

(b)           any event, condition, fact or circumstance that occurs, arises or exists after the Agreement Date and that would cause or constitute an inaccuracy in or breach of any representation or warranty made by the Company or any Shareholder in this Agreement if (i) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (ii) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the Agreement Date;

(c)           any breach of any covenant or obligation of the Company or any Shareholder or Purchaser;

(d)           any event, condition, fact or circumstance that is likely to make the timely satisfaction of any condition set forth in Articles 5 or 6 impossible or unlikely or that has had or could reasonably be expected to have a Company Material Adverse Effect; and

(e)           (i) any notice or other communication from any Person alleging that the consent or approval of such Person is or may be required in connection with the transactions contemplated by this Agreement, and (ii) any Legal Proceeding or material claim threatened, commenced or asserted against or with respect to the Company or the transactions contemplated by this Agreement.

No notification given to the Purchaser pursuant to this Section 4.3 shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company or the Shareholders, or any of the rights of the Purchaser, contained in this Agreement.

4.3           Employee Matters.

(a)           Prior to the Closing Date, the Company shall make, or cause to be made, all payroll, all contributions and pay all premiums under each Company Benefit Plan and ERISA Affiliate Plan, other than a pension benefit plan within the meaning of ERISA § 3(2), with respect to periods ending on or prior to the Closing Date.

(b)           The Purchaser assures the Shareholders that, as of the Agreement Date, it has no intention of terminating the employment of any individuals who are employees of the Company, except employees that the Shareholders do not expect to continue with the Company as indicated in Part 2.14(a)(i) of the Shareholder Disclosure Schedule.  Purchaser and the Company agree to cooperate with respect to any communications to employees of the Company, and with respect to any potential changes in the compensation, bonuses, severance, or other benefits to or for any employees of the Company prior to the Closing Date.  The Purchaser and the Shareholders shall agree on the timing and content of disclosure of this Agreement and the transactions contemplated to the employees of the Company before any such disclosures are made.  Neither the Shareholders nor the Company nor any Representative of the Company shall make any communication to employees of the Company regarding any 401(k), group health, life insurance, disability, accidental death and dismemberment insurance or employee stock purchase plan maintained by the Purchaser or any of its Affiliates or any compensation or benefits to be provided after the Closing Date without the advance approval of the Purchaser.

4.4           Related Parties.  At and as of the Closing Date, any debts of the Company owed to any of the Shareholders or to any Related Party shall be canceled, except those debts owed to any such Shareholder or Related Party in respect of his or her employment with the Company.

4.5           Public Announcements.  During the Pre-Closing Period, (a) the Company and the Shareholders shall not (and the Company shall not permit any of their Representatives to) issue any press release or make any public statement regarding this Agreement, or regarding any of the transactions contemplated by this Agreement, without the Purchaser’s prior written consent and (b) the Purchaser will use reasonable efforts to consult with the Shareholders prior to issuing any press release or making any public statement regarding the transactions contemplated by this Agreement; provided, however, that nothing herein shall be deemed to prohibit the Purchaser from making any public disclosure that the Purchaser deems necessary or appropriate under applicable Law; provided, further, without the prior written consent of the Purchaser, neither the Company nor any Shareholder shall at any time disclose to any Person the fact that this Agreement has been entered into or any of the terms of this Agreement other than to such parties’ advisors who the Company or any Shareholder, as applicable, reasonably determines needs to know such information for the purpose of advising the Company or such Shareholder, it being understood that such advisor will be informed of the confidential nature of this Agreement and the terms of this Agreement and will be directed to treat such information as confidential in accordance with the terms of this Agreement.

4.6           Reasonable Efforts; Further Assurances; Cooperation.  Subject to the other provisions hereof, each party shall use its reasonable, good faith efforts to perform its obligations hereunder and to take, or cause to be taken, and do, or cause to be done, all things necessary, proper or advisable under applicable Law to cause the transactions contemplated herein to be effected as soon as practicable, but in any event on or prior to the Expiration Date, in accordance with the terms hereof and shall cooperate fully with each other party and its Representatives in connection with any step required to be taken as a part of its obligations hereunder, including the following:

(a)           Each party shall promptly make its filings and submissions and shall take all actions necessary, proper or advisable under applicable Laws to obtain any required approval of any Governmental Body with jurisdiction over the transactions contemplated hereby (except that neither party shall have any obligation to take or consent to the taking of any action required by any such Governmental Body that could adversely affect the business or assets of the Company or the transactions contemplated by this Agreement or the Purchaser Related Agreements or the Shareholder Related Agreements).  The Company shall furnish to the Purchaser all information required for any application or other filing to be made by the Company pursuant to any applicable Law in connection with the transactions contemplated hereby;

(b)           Each party shall promptly notify the other parties of (and provide written copies of) any communications from or with any Governmental Body in connection with the transactions contemplated hereby;

(c)           In the event any claim, action, suit, investigation or other proceeding by any Governmental Body or other Person is commenced that questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the parties shall (i) cooperate and use all reasonable efforts to defend against such claim, action, suit, investigation or other proceeding, (ii) in the event an injunction or other order is issued in any such action, suit or other proceeding, use all reasonable efforts to have such injunction or other order lifted, and (iii) cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated hereby; and

(d)           The Company shall give all notices to third parties and use its commercially reasonable efforts (in consultation with the Purchaser) to obtain all third-party consents (i) necessary, proper or advisable to consummate the transactions contemplated hereby, (ii) required to be given or obtained, or (iii) required to prevent a Company Material Adverse Effect, whether prior to, on or following the Closing Date.

4.7           Tax Matters.

(a)           Tax Periods Ending on or Before the Closing Date.  The Shareholders shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns for the Company for all Tax periods ending on or prior to the Closing Date which are filed after the Closing Date (“Pre-Closing Tax Periods”).

(b)           Tax Periods Beginning Before and Ending After the Closing Date.  The Purchaser shall prepare or cause to be prepared and timely file or cause to be timely filed any Tax Returns of the Company and the Subsidiaries for Tax periods which begin before the Closing Date and end after the Closing Date (“Straddle Tax Periods”).

(c)           Payment of Taxes.  The Shareholders shall be responsible for and shall indemnify the Purchaser from and against, any Tax with respect to the Company that is attributable to a Pre-Closing Tax Period or to that portion of Straddle Tax Period that ends on the Closing Date, including, without limitation, any Taxes payable by the Shareholders which may be attributable to the income of the Company.  Purchaser shall be responsible for and shall indemnify the Shareholders from and against, any Tax with respect to the Company that is attributable to all Tax periods ending after the Closing Date.  Within five (5) days prior to the due date for the payment of any such Tax, the Shareholders shall pay to the Purchaser an amount equal to such Tax.  For purposes of this Section 4.11, in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Tax Period, the portion of such Tax which relates to the portion of such Taxable period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Tax period ended on the Closing Date.

(d)           Cooperation on Tax Matters.  The Purchaser, the Company and the Shareholders shall cooperate as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Shareholders shall have sole authority and control over any dispute or controversy with any Governmental Authority relating to Taxes due or allegedly due for Pre-Closing Tax Periods and may challenge, settle or compromise any such dispute or controversy in its sole and absolute discretion so long as any such settlement or compromise does not result in any additional obligation to the Company; provided, however, that if (i) the Purchaser becomes aware of Taxes due or allegedly due for Pre-Closing Tax Periods, and notifies the Shareholders in writing thereof, (ii) the Shareholders fail to contact the applicable Governmental Authority or take other appropriate actions in response thereto within thirty (30) days of being notified by Purchaser, and (iii) the Purchaser or the Company could face penalties or other liabilities in connection therewith, then Purchaser shall be permitted to act on behalf of the Company in connection with such matter in order to avoid liability after the expiration of such thirty (30) day  period.

(e)           Transfer Taxes.  Any Taxes or recording fees payable as a result of the purchase and sale of the Shares (other than any federal, state, local or foreign Taxes measured by or based upon income or gains imposed upon the Purchaser) shall be paid by the Shareholders.  The parties shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications and other documents regarding Taxes and all transfer, recording, registration and other fees that become payable in connection with the transactions contemplated hereby that are required or permitted to be filed at or prior to the Closing.

(f)           Refunds. Each Shareholder hereby pledges to the Company all personal Tax refunds which such Shareholder may receive or become eligible to receive, and shall deliver to the Company all personal Tax refunds which such Shareholder actually receives, resulting from the IRS assessing additional corporate Tax liability with respect to the Company for a Pre-Closing Tax Period that benefits such Shareholder.

4.8           Confidential Information.  Each party shall hold in confidence at all times following the date hereof all Confidential Information and shall not disclose, publish or make use of Confidential Information at any time following the date hereof without the prior written consent of the other party.

4.9           Accounts and Notes Receivable.  From and after the Closing, if any Shareholder receives or collects any Receivables, the Shareholder shall remit any such amounts to the Purchaser or the Company within five (5) days of each day on which the Shareholder receives such sum.

4.10         Release.  In consideration for the Purchase Price, as of and following the Closing Date, each Shareholder knowingly, voluntarily and unconditionally releases, forever discharges, and covenants not to sue the Company from or for any and all claims, causes of action, demands, suits, debts, obligations, liabilities, damages, losses, costs and expenses (including attorneys’ fees) of every kind or nature whatsoever, known or unknown, actual or potential, suspected or unsuspected, fixed or contingent, that such Shareholder has or may have, now or in the future, arising out of, relating to, or resulting from any act or omission, error, negligence, breach of contract, tort, violation of law, matter or cause whatsoever from the beginning of time to the Closing Date; provided, however, that the foregoing release shall not apply to any claims arising out of this Agreement.

4.11         Termination of Certain Agreements.  Prior to Closing, the Company shall terminate, or cause to be terminated, the agreements and arrangements set forth on Exhibit 4.11 (the “Excluded Contracts”), such the Company shall not have any liability following the Closing related to such Excluded Contracts.  Each such termination shall include a release of the Company, as applicable, from any and all liabilities and obligations arising out of, or related to, such Excluded Contract.

4.12         Casualty.  In the event of any loss, damage, or destruction to the assets or properties of the Company (including the Real Property or the improvements thereon) resulting in losses of $150,000 or greater, after the date hereof and prior to the Closing, whether by fire, theft, vandalism, terrorism, flood, earthquake, force majeure or other cause or casualty (a “Casualty”), the Company shall promptly notify the Purchaser of the occurrence thereof.  Upon receipt of such notice, the Purchaser shall have the right to terminate this Agreement in accordance with the provisions of Section 8.1(d).  In the event of such Casualty, if the Purchaser chooses not to terminate the Agreement, the Shareholders shall have the right to (i) cause the Company to repair and restore the loss, damage or destruction before the Closing, in which event (a) the Shareholder shall cause the Company to restore such assets or properties to substantially the condition in which they existed immediately prior to the Casualty, (b) the Shareholders shall be entitled, but not obligated, to postpone the Closing for up to thirty (30) Business Days upon written notice of such postponement to the Purchaser, which notice shall specify a new date for the Closing, and (c) if such repair and restoration work is not completed at Closing, the Purchaser shall have the right to terminate this Agreement or proceed to the Closing, in which event the Purchaser may withhold that portion of the Purchase Price equal to the estimated cost of repair and restoration for such assets or properties, or (ii) without repairing the Casualty, and without recourse or warranty, cause the Company to pay the Purchaser the amount of the deductible (or the self-insured retainage) under the insurance policy of the Company covering such assets or properties, whereupon the Closing shall take place as if no Casualty had occurred and without any reduction in the Purchase Price.

4.13         Finder’s Fees.  Shareholders shall be solely responsible for payment of any brokerage, finder’s, success or other fee or commission in connection with this Agreement or the sale of the Shares or any of the other transactions contemplated by this Agreement, if based on the agreements, statements or promises of Shareholders or the Company. Purchaser shall be solely responsible for payment of any brokerage, finder’s, success or other fee or commission in connection with this Agreement or the sale of the Shares or any of the other transactions contemplated by this Agreement, if based on the agreements, statements or promises of the Purchaser.

4.14         Senior Debt.  Subject to the approval of the Senior Lenders, so long as over $3.5 million in principal remains outstanding on the Company Note, the Company agrees that the amount of Senior Debt to which the Company Note will be subordinate shall be capped at an amount equal to the greater of (i) the amount of Senior Debt upon the Closing Date, and (ii) an amount equal to (A) EBITDA over the immediately preceding twelve month period, inclusive of any EBITDA associated with an acquisition target, if any (B) multiplied by three and one quarter times (3.25x), such amount (the “Cap”) to be measured on the date of the incurrence of debt (the “Incurrence Date”). To the extent that subsequent to the Incurrence Date, the Company reduces the outstanding amount on any amount of revolving indebtedness that constitutes Senior Debt, if any, and subsequently draws back down on such revolving facility, such borrowing shall not be subject to the Cap and such date of borrowing under a revolving loan shall not constitute an Incurrence Date subject to this Section 4.14.

4.15         Non-Competition Agreement.  Shareholders agree to remain in compliance with the terms of the non-competition agreement which shall be executed substantially in the form attached hereto as Exhibit 5.5(g).

SECTION 5
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PURCHASER

The obligations of the Purchaser to consummate the transactions contemplated by this Agreement and the Purchaser Related Agreements are subject to the satisfaction (or written waiver by the Purchaser), at or prior to the Closing, of each of the following conditions:

5.1           Accuracy of Representations.  Each of the representations and warranties made by the Company and the Shareholders in this Agreement shall have been accurate in all material respects as of the Agreement Date and shall be accurate in all material respects as of the Closing Date as if made on the Closing Date (except as to such representations and warranties made as of a specific date, which shall have been accurate in all material respects as of such date).

5.2           Performance of Covenants.  Each of the covenants and obligations set forth herein that the Company and each of the Shareholders is required to comply with or perform at or prior to the Closing shall have been complied with or performed in all material respects.

5.3           Approvals.  The Company’s Board of Directors and the Shareholders shall have approved this Agreement, the Shareholder Related Agreements, and the transactions contemplated by this Agreement and the Shareholder Related Agreements.  All consents approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental Body, if any, shall have been obtained or made on terms and conditions reasonably satisfactory to the Purchasers.

5.4           Third Party Consents.  All consents, approvals, orders or authorizations of, or registrations, declarations or filings with any Person required in connection with the execution, delivery or performance hereof shall have been obtained or made and shall be in full force and effect, in each case in form and substance reasonably satisfactory to the Purchaser; provided, however, that while Shareholders shall use their best efforts to obtain any consent that may be required in connection with the Leased Real Property, obtaining such consent shall not be a condition precedent to Purchaser’s obligation to close.

5.5           Ancillary Agreements and Documents.  The Purchaser shall have received the following agreements and documents, each of which shall be in full force and effect:

(a)           a certificate executed by the Shareholders and the chief executive officer or chief financial officer of the Company as to compliance with the conditions set forth in Sections 5.1 and 5.2 (the “Shareholder Compliance Certificate”);

(b)           an executed Estimated Working Capital Schedule, signed and delivered in accordance with Section 1.4(a);

(c)           certificates representing the Shares, duly endorsed in blank or accompanied by duly executed stock powers or other assignment documents satisfactory in form and substance to the Purchaser;

(d)           the organizational record books, minute books and corporate seal of the Company;

(e)           evidence reasonably satisfactory to the Purchaser that all Encumbrances (other than Permitted Encumbrances) affecting any of the assets of the Company have been released, or will be released upon repayment of the Closing Date Indebtedness pursuant hereto;

(f)            (i) a certificate of good standing from the Secretary of State of California, (ii) a certificate of good standing (or the equivalent) of foreign corporation from the Secretary of State of Florida, Illinois, New Jersey and Texas; and (iii) a certificate of non-foreign status that complies with Treasury Regulation Section 1.4445-2(c)(3), each as of a reasonably recent date (collectively, the “Good Standing and Non-Foreign Status Certificates”);

(g)           a non-competition agreement substantially in the form attached hereto as Exhibit 5.5(g) for each Shareholder (the “Non-Competition Agreement”);

(h)           written resignations of the officers and directors of the Company, effective as of the Closing Date;

(i)            a consulting agreement substantially in the form attached hereto as Exhibit 5.5(i) for each Shareholder;

(j)            a legal opinion, dated the Closing Date, of Berke & Kent LLP, containing the opinions set forth in Exhibit 5.5(j);

(k)           a Standstill agreement in the form attached hereto as Exhibit 5.5(k) for both Shareholders (the “Standstill Agreement”);

(l)            a certificate, dated as of the Closing Date, signed by the Secretary of the Company (i) attaching copies of the Certificate of Incorporation and Bylaws, and any amendments thereto, of the Company, (ii) attaching a true, correct and complete copy of the stock ledger of the Company from the date of its incorporation through the Closing Date, (iii) certifying that attached thereto are true and correct copies of action by written consent or resolutions duly adopted by the Board of Directors of the Company which authorize and approve the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated thereby, (iv) certifying the good standing of the Company in its jurisdiction of incorporation and in each other jurisdiction in which it is qualified to do business, and that there are no proceedings for the dissolution or liquidation of the Company (v) certifying the incumbency, signature and authority of the officers of the Company authorized to execute, deliver and perform this Agreement and all other documents, instruments or agreements related thereto executed or to be executed by the Company; and

(m)          an Escrow Agreement in the form attached hereto as Exhibit 1.2(e); and

(n)           all other documents required to be entered into by the Company and the Shareholders pursuant hereto or reasonably requested by the Purchaser to convey the Shares to the Purchaser or to otherwise consummate the transactions contemplated hereby, including the documents listed in Section 7.2.

5.6           No Company Material Adverse Effect. There shall not have occurred a Company Material Adverse Effect, and no event shall have occurred or circumstance exist that, in combination with any other events or circumstances, could reasonably be expected to have a Company Material Adverse Effect.

5.7           No Restraints.  No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the transactions contemplated hereby shall have been issued by any Governmental Body, and there shall not be any Law enacted or deemed applicable that makes the Closing illegal.

5.8           No Litigation.

(a)           There shall not be pending or threatened any Legal Proceeding in which a Governmental Body is or is threatened to become a party or is otherwise involved, and neither the Purchaser nor the Company shall have received any communication from any Governmental Body in which such Governmental Body indicates the possibility of commencing any Legal Proceeding or taking any other action: (i) challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement or the Related Agreements, (ii) relating to the transactions contemplated by this Agreement or the Related Agreements and seeking to obtain from the Purchaser or any of its Subsidiaries, or the Company, any damages or other relief that may be material to the Purchaser, (iii) seeking to prohibit or limit in any material respect the Purchaser’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Company, or (iv) which, if unfavorably adjudicated, would materially and adversely affect the right of the Purchaser or the Company, following the Closing, or any of their respective Affiliates to own the assets or operate the business of the Company.

(b)           There shall not be pending or threatened any Legal Proceeding (i) which could have a Company Material Adverse Effect or a material adverse effect on the Purchaser; (ii) challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement or the Related Agreements; (iii) relating to the transactions contemplated by this Agreement or the Related Agreements and seeking to obtain from the Purchaser or any of its Subsidiaries, or the Company, any damages or other relief that may be material to the Purchaser; (iv) seeking to prohibit or limit in any material respect the Purchaser’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Company; or (v) which, if unfavorably adjudicated, would materially and adversely affect the right of the Purchaser or the Company, following the Closing, or any of their respective Affiliates to own the assets or operate the business of the Company.

5.9           Financing.  The Purchaser shall have obtained financing in such amounts and on such terms as the Purchaser deems satisfactory in its sole discretion in connection with the consummation of the transactions contemplated hereby.

5.10         Due Diligence Review.  The Purchaser shall have completed to its satisfaction (i) its business, legal and accounting due diligence review of the operations, condition (financial and other), prospects, contracts, assets and liabilities of the Company and its business; and (ii) its analysis of the Company’s tax exposure and a related review of the relevant personal tax filings of the Shareholders.

5.11         Company Minimum Net Revenue. The Company shall have generated Net Revenue of no less than Twenty-Six Million Dollars ($26,000,000) during the most recently ended twelve month period prior to the Closing Date. For purposes of this Section 5.11, “Net Revenue” means gross sales less rebates and returns.

SECTION 6
CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY AND THE SHAREHOLDERS

The obligations of the Company and the Shareholders to consummate the transactions contemplated by this Agreement and the Shareholder Related Agreements are subject to the satisfaction (or written waiver by the Shareholders), at or prior to the Closing, of the following conditions:

6.1           Accuracy of Representations.  Each of the representations and warranties made by the Purchaser in this Agreement shall have been accurate in all material respects as of the Agreement Date and shall be accurate in all material respects as of the Closing Date as if made on the Closing Date (except as to such representations and warranties made as of a specific date, which shall have been accurate in all material respects as of such date), in each case, without giving effect to any materiality qualifications contained in such representations and warranties).

6.2           Performance of Covenants.  Each of the covenants and obligations set forth herein that the Purchaser is required to comply with or perform at or prior to the Closing shall have been complied with or performed in all material respects.

6.3           Documents.  The Shareholders shall have received the following:

(a)           the portion of the Purchase Price to be paid at Closing pursuant to Section 1.3, paid and delivered in accordance with such Section;

(b)           a certificate executed by the chief executive officer or chief financial officer of the Purchaser as to compliance with the conditions set forth in Sections 6.1 and 6.2 (the “Purchaser Compliance Certificate”);

(c)           an Escrow Agreement in the form attached hereto as Exhibit 1.2(e); and

(d)           all other documents required to be entered into or delivered by the Purchaser at or prior to the Closing pursuant hereto, including the documents listed in Section 7.3 and executed counterparts of the documents listed in Section 7.2, as applicable.

6.4           Approvals.  The Purchaser’s Board of Directors shall have approved this Agreement, the Purchaser Related Agreements, and the transactions contemplated by this Agreement and the Purchaser Related Agreements.  All consents approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental Body shall have been obtained or made on terms and conditions reasonably satisfactory to the Shareholders.

6.5           No Restraints.  No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the transactions contemplated hereunder shall have been issued by any Governmental Body and shall remain in effect, and there shall not be any Law enacted or deemed applicable to the transactions contemplated hereunder that makes the Closing illegal.

SECTION 7
CLOSING

7.1           Closing.  It is the intention of the Parties that this Agreement shall be executed and delivered by all parties simultaneously with the Closing.  Unless otherwise mutually agreed in writing between the Purchaser and the Shareholders, the Closing shall take place at the offices of Manderson Schafer & McKinlay LLP, 4675 MacArthur Court, Suite 1200, Newport Beach, CA 92660, at 9:00 A.M. Pacific Time) as soon as practicable following the day on which the last to be satisfied or waived of the conditions set forth in Articles 5 and 6 shall be satisfied or waived in accordance with this Agreement (other than those conditions that by their terms are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or waiver of such conditions at the Closing).

7.2           Shareholder and Company Closing Deliveries.  At the Closing, the Shareholders and the Company, as applicable, shall deliver, or cause to be delivered, to the Purchaser the following:

(a)           certificates representing the Shares, duly endorsed in blank or accompanied by duly executed stock powers or other instruments of assignment  requested by and reasonably satisfactory in form and substance to the Purchaser;

(b)           the Good Standing and Non-Foreign Status Certificates;

(c)           the Estimated Working Capital Schedule;

(d)           the non-competition agreements described in Section 5.5(g), executed by each Shareholder;

(e)           the consulting agreements described in Section 5.5(i), executed by each Shareholder;

(f)            the Standstill Agreement described in Section 5.5(k), executed by each Shareholder;

(g)           the legal opinion of Berke & Kent LLP described in Section 5.5(j);

(h)           the Escrow Agreement described in Section 1.2(e), executed by Purchaser, Company, the Shareholders and Escrow Agent; and

(i)            the Company Notes described in Section 1.2(c), executed by each Shareholder.

7.3           Purchaser Closing Deliveries.  At the Closing, the Purchaser shall deliver, or cause to be delivered, to the Shareholders the Cash Consideration and the Equity Consideration to be paid at the Closing and the Company Note, pursuant to Section 1.3(a), paid and/or delivered in accordance with such Section and executed counterparts of the documents listed in Section 7.2, as applicable.

SECTION 8
TERMINATION

8.1           Termination Events.  This Agreement may be terminated prior to the Closing:

(a)           by mutual written consent of the Purchaser and the Shareholders;

(b)           by written notice from the Purchaser to the Shareholders, if there has been a material breach of any representation, warranty, covenant or agreement by the Company or the Shareholders, or any such representation or warranty shall become materially untrue after the date hereof, such that the conditions in Sections 5.1 and 5.2 would not be satisfied and such breach is not curable or, if curable, is not cured within the earlier of (i) thirty (30) days after written notice thereof is given by the Purchaser to the Shareholders and (ii) the Expiration Date;

(c)           by written notice from the Shareholders to the Purchaser, if there has been a material breach of any representation, warranty, covenant or agreement by the Purchaser, or any such representation or warranty shall become materially untrue after the date hereof, such that the conditions in Sections 6.1 and 6.2 would not be satisfied and such breach is not curable or, if curable, is not cured within the earlier of (i) thirty (30) days after written notice thereof is given by the Shareholders to the Purchaser and (ii) the Expiration Date;

(d)           by written notice from the Purchaser to the Shareholders under the circumstances described in Section 4.12; or

(e)           by written notice by the Shareholders to the Purchaser or the Purchaser to the Shareholders, as the case may be, in the event the Closing has not occurred on or prior to July 31, 2011 (the “Expiration Date”) for any reason other than delay or nonperformance of or material breach by the party seeking such termination.

8.2           Effect of Termination.  In the event of termination of this Agreement pursuant to this Article 8, this Agreement shall forthwith become void and there shall be no liability on the part of any party to this Agreement or its partners, officers, directors or shareholders, except for obligations under Section 4.8 (Public Announcements), Section 10.2 (Fees and Expenses), Section 10.3 (Waiver; Amendment), Section 10.6 (Governing Law; Jurisdiction and Venue), Section 10.10 (Notices), Section 10.12 (Enforcement of Agreement), Section 10.13 (Severability) and this Section 8.2, all of which shall survive the Termination Date.  Notwithstanding the foregoing, nothing contained herein shall relieve any party from liability for any breach hereof.  If the Shareholders shall terminate this Agreement pursuant to Section 8.1(e), or terminate discussions relating to the transactions contemplated by this Agreement such that no Closing occurs, the Deposit shall be deemed a fee paid to the Shareholders representing their transaction costs incurred.  For clarity, if the Agreement is terminated for any reason other than by Shareholders pursuant to Section 8.1(e), the Deposit shall be promptly returned to Purchaser.

SECTION 9
INDEMNIFICATION

9.1           Indemnification Obligations of the Shareholders.  Subject to Sections 9.3, 9.7 and 9.8, from and after the Closing, the Shareholders shall, jointly and severally, indemnify, defend and hold harmless the Purchaser Indemnified Parties from, against, and in respect of, and shall grant such Purchaser Indemnified Parties a priority lien on the Company Note and Earn-Out Proceeds, if any, with respect to any and all Losses arising out of or relating to:

(a)           any inaccuracy in or breach of any representation or warranty of the Company or the Shareholders set forth in this Agreement, the Shareholder Compliance Certificate or any other Shareholder Related Agreement; provided, however, that for the avoidance of doubt, in the event a representation or warranty containing a materiality qualification is breached, the Losses shall be computed without giving effect to the materiality qualification contained in such representation or warranty, i.e. the entire amount of resulting Losses shall be indemnified against hereby, not just the portion of the Losses above the materiality threshold;

(b)           any breach of any covenant, agreement or undertaking made by the Company or the Shareholders in this Agreement or in any Shareholder Related Agreement;

(c)            (A) the violation of any provision of any Environmental Law and arising out of, or relating to, (1) any act or omission of the Company or any of or their employees, agents or representatives on or prior to the Closing Date or (2) the ownership, use, control or operation on or prior to the Closing Date of any real property, plant, facility, site, area or property used in the business of the Company (whether currently or previously owned or leased by the Company), including arising from any Release of any Materials of Environmental Concern or off-site shipment of any Materials of Environmental Concern at or from such real property, plant, facility, site, area or property or (B) mold or any other environmental matter or condition arising on or prior to the Closing Date;

(d)           pending suits, actions, investigations or other legal, governmental or administrative proceedings set forth on, or required to be set forth on, Part 2.23 of the Shareholder Disclosure Schedule;

(e)           any liability or obligation of the Company for (i) any Taxes that are the responsibility of the Shareholders pursuant to Section 4.7(c), (ii) any Taxes incurred in any Tax period beginning after the Closing Date but arising from the settlement or other resolution with any Governmental Body of an asserted Tax liability which relates to any Tax period or portion thereof ending on or before the Closing Date, or (iii) the unpaid Taxes of any Person under Treasury Regulations Section 1.1502-6 or Section 160 of the Code (or any similar provision of other federal, provincial, state, local or foreign Law), as a transferee or successor, by Contract or otherwise, in each case whether or not disclosed to the Purchaser in any Schedules to this Agreement, the Company Financial Statements or otherwise;

(f)           the operations, actions or omissions of the Company prior to the Closing, other than (i) the obligations of the Company under any Company Contracts or Governmental Authorizations held by the Company (to the extent such obligations were not required to be performed on or prior to the Closing Date and accrue and relate to the operation of the business of the Company subsequent to the Closing Date), and (ii) current liabilities of the Company of a type and in the amount that is reflected on the Final Working Capital Schedule; or

(g)           any product distributed, shipped or manufactured by, or any services provided by, the Company prior to the Closing Date.

The Losses of the Purchaser Indemnified Parties described in this Section 9.1 as to which the Purchaser Indemnified Parties are entitled to indemnification are collectively referred to as “Purchaser Losses.”

9.2           Indemnification Obligations of the Purchaser.  From and after the Closing, the Purchaser and the Company shall jointly and severally indemnify, defend and hold harmless the Shareholder Indemnified Parties from, against and in respect of any and all Losses arising out of or relating to:

(a)           any inaccuracy in or breach of any representation or warranty of the Purchaser set forth in this Agreement or in any Purchaser Related Agreement, whether such representation and warranty is made as of the date hereof or as of the Closing Date (without giving effect to any materiality qualification or contained in such representation or warranty);

(b)           any breach of any covenant, agreement or undertaking made by the Purchaser in this Agreement or in any Purchaser Related Agreement; or

(c)           any breach of any covenant, agreement or undertaking made by the Company for the benefit of the Shareholders which is to be performed after the Closing; and

(d)           the operations, actions or omissions of the Company after the Closing, except to the extent such obligations that are required to be taken by the Company after the Closing as a result of actions taken or agreements made by the Company prior to the Closing.

The Losses of the Shareholder Indemnified Parties described in this Section 9.2 as to which the Shareholder Indemnified Parties are entitled to indemnification are collectively referred to as “Shareholder Losses.”

9.3           Certain Indemnification Obligations.

(a)           CERCLA Indemnification.  Purchaser is advised and acknowledges that the Leased Real Property is located within the San Fernando Valley Area I (North Hollywood) Site (“Site”) which is part of the North Hollywood and Burbank Operable Units as designated by the United States Environmental Protection Agency (“EPA”) and hazardous substances, pollutants and/or contaminants, are present or existing on or under the Site.  Purchaser further acknowledges and agrees that the Company’s and the Shareholders’ failure to list the Site or the documents contained in the administrative record for the Site on the Shareholder Disclosure Schedules does not constitute a breach of any of the representations or warranties provided by the Company and Shareholders under Sections 2.15 or 2.20 of this Agreement. The landlord, Howard, LLC, under the Lease has entered into an Agreement and Covenant Not to Sue with the EPA pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 as amended (“CERCLA”), 42 U.S.C. §9601 et. seq., a copy of which has been provided to Purchaser (“EPA Agreement”).

Notwithstanding anything to the contrary contained elsewhere in Section 9 or elsewhere in this Agreement, with respect to any violation or claims under CERCLA which arise from or relate to the use or control of the Leased Real Property and which relate solely to Losses for which the time period when such Loss occurred cannot be readily identified (e.g. Purchaser and Shareholders are unable to determine if the Losses arose before or after the Closing Date) then the liability shall be split evenly between the Shareholders, on one hand, and the Purchaser on the other hand, and the foregoing shall constitute and comprise Purchaser’s and Shareholders’ sole and exclusive rights, remedies and obligations relating thereto as between each other.

(b)           Notwithstanding anything to the contrary in this Agreement, with respect to any Losses that arise as a result of the Shareholder Tax Obligations, or in connection with the facts and circumstances giving rise to the Shareholder Tax Obligations, excluding the treatment of the escrowed Tax Fund B and the disbursement thereof to the Shareholders in accordance with this Agreement and the Escrow Agreement, the liability for such Losses shall be borne by the Shareholders.

(c)           Notwithstanding any disclosure set forth on Part 2.4 of the Shareholder Disclosure Schedule, should the Shareholders not obtain a third party consent related to the Leased Real Property prior to the Closing, the Shareholders shall be responsible for any Losses incurred by the Company after the Closing related to the failure to obtain such consent, and if this is the case, the Shareholders agree to indemnify the Company against any Losses related thereto.

9.4           Indemnification Procedure.

(a)           Promptly following receipt by an Indemnified Party of notice by a third party (including any Governmental Body) of any complaint, dispute or claim or the commencement of any audit, investigation, action or proceeding with respect to which such Indemnified Party may be entitled to indemnification pursuant hereto (a “Third-Party Claim”), such Indemnified Party shall provide written notice thereof to the party obligated to indemnify under this Agreement (the “Indemnifying Party”), provided, however, that the failure to so notify the Indemnifying Party shall relieve the Indemnifying Party from liability hereunder with respect to such Third-Party Claim only if, and only to the extent that, such failure to so notify the Indemnifying Party results in the limitation or forfeiture by the Indemnifying Party of rights and defenses otherwise available to the Indemnifying Party with respect to such Third-Party Claim.  The Indemnifying Party shall have the right, upon written notice delivered to the Indemnified Party within twenty (20) days thereafter assuming full responsibility for any Purchaser Losses or Shareholder Losses (as the case may be) resulting from such Third-Party Claim, to assume the defense of such Third-Party Claim, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel.  In the event, however, that the Indemnifying Party declines or fails to assume the defense of such Third-Party Claim on the terms provided above or to employ counsel reasonably satisfactory to the Indemnified Party, in either case within such twenty (20)-day period, then any Purchaser Losses or any Seller Losses (as the case may be), shall include the reasonable fees and disbursements of counsel for the Indemnified Party as incurred.  In any Third-Party Claim for which indemnification is being sought hereunder the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such Third-Party Claim, shall have the right to participate in such matter and to retain its own counsel at such Party’s own expense.  The Indemnifying Party or the Indemnified Party (as the case may be) shall at all times use reasonable efforts to keep the Indemnifying Party or Indemnified Party (as the case may be) reasonably apprised of the status of the defense of any matter the defense of which it is maintaining and to cooperate in good faith with each other with respect to the defense of any such matter.

(b)           No Indemnified Party may settle or compromise any Third-Party Claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party (which may not be unreasonably withheld or delayed), unless (i) the Indemnifying Party fails to assume and maintain the defense of such Third-Party Claim pursuant to Section 9.4(a) or (ii) such settlement, compromise or consent includes an unconditional release of the Indemnifying Party and its officers, directors, employees and Affiliates from all liability arising out of, or related to, such Third-Party Claim.  An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any Third-Party Claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless such settlement, compromise or consent (x) includes an unconditional release of the Indemnified Party and its officers, directors, employees and Affiliates from all liability arising out of, or related to, such Third-Party Claim, (y) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnified Party, and (z) does not contain any equitable order, judgment or term that in any manner materially adversely affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party’s Affiliates.

(c)           In the event an Indemnified Party claims a right to payment pursuant hereto with respect to any matter not involving a Third Party Claim (a “Direct Claim”), such Indemnified Party shall send written notice of such claim to the appropriate Indemnifying Party (a “Notice of Claim”).  Such Notice of Claim shall specify in reasonable detail the basis for such Direct Claim.  The failure by any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party with respect to any Direct Claim made pursuant to this Section 9.4(c), it being understood that Notices of Claim in respect of a breach of a representation or warranty must be delivered prior to the expiration of the survival period for such representation or warranty under Section 9.4.  In the event the Indemnifying Party does not notify the Indemnified Party within thirty (30) days following its receipt of such Notice of Claim that the Indemnifying Party disputes its liability to the Indemnified Party under this Article 9 or the amount thereof, the Direct Claim specified by the Indemnified Party in such Notice of Claim shall be conclusively deemed a liability of the Indemnifying Party under this Article 9, and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the Direct Claim (or any portion of the Direct Claim) is estimated, on such later date when the amount of such Direct Claim (or such portion of such Direct Claim) becomes finally determined.  In the event the Indemnifying Party has timely disputed its liability with respect to such Direct Claim as provided above, as promptly as possible, such Indemnified Party and the appropriate Indemnifying Party shall establish the merits and amount of such Direct Claim (by mutual agreement, litigation, arbitration or otherwise) and, within five (5) Business Days following the final determination of the merits and amount of such Direct Claim, the Indemnifying Party shall pay to the Indemnified Party immediately available funds in an amount equal to such Direct Claim as determined hereunder.

9.5           Survival Period.  The representations and warranties made by the parties herein shall not be extinguished by the Closing, but shall survive the Closing for, and all claims for indemnification in connection therewith shall be asserted not later than, twenty-four (24) months  following the Closing Date; provided, however, that (a) each of the representations and warranties contained in  Section 2.1 (Organization; Standing and Power; Subsidiaries), Section 2.3 (Authority; Binding Nature of Agreement), Section 2.5 (Capitalization), Section 2.8 (Title to and Sufficiency of Assets), Section 2.22 (Related Party Transactions), Section 2.26 (Finder’s Fee), Section 3.1 (Corporate Existence and Power) and Section 3.2 (Authorization), shall survive the Closing without limitation as to time, and the period during which a claim for indemnification may be asserted in connection therewith shall continue indefinitely, and (b) each of the representations and warranties contained in Section 2.16 (Tax Matters),  Section 2.17 (Employee Benefit Plans), Section 2.18 (Employee Matters), Section 2.19 (Labor Matters) and Section 2.20 (Environmental Matters) shall survive the Closing until, and all claims for indemnification in connection therewith shall be asserted not later than sixty (60) days following, the expiration of any statute of limitations applicable to the rights of any Person to bring any claim with respect to such matters.  Each of the covenants and agreements of the parties contained in the following sections shall survive without limitation as to time, and the period during which a claim for indemnification may be asserted in connection therewith shall continue indefinitely: Section 4.3 (Employee Matters), Section 4.4 (Related Parties), Section 4.6 (Further Assurances), Section 4.7 (Tax Matters), Section 4.8 (Confidential Information), Section 4.9 (Accounts Receivable), Section 4.13 (Finder’s Fees) and Section 4.14 (Senior Debt).  Notwithstanding the foregoing, if, prior to the close of business on the last day a claim for indemnification may be asserted hereunder, an Indemnifying Party shall have been properly notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

9.6           Investigations.  The respective representations and warranties of the parties contained in this Agreement or any certificate or other document delivered by any party at or prior to the Closing and the rights to indemnification set forth in this Article 9 shall not be deemed waived or otherwise affected by any investigation made, or Knowledge acquired, by a party.

9.7           Limitation of Liability.

(a)           A Purchaser Indemnified Party shall not be entitled to indemnification pursuant to this Section 9 for any Purchaser Losses, whether resulting from a Third-Party Claim or a Direct Claim, if the individual amount of the Purchaser Loss resulting from such Third-Party Claim or Direct Claim, as the case may be, is less than Five Thousand Dollars ($5,000).

(b)           A Purchaser Indemnified Party shall not be entitled to indemnification for any Purchaser Losses pursuant to Section 9.1 unless and until the Purchaser Losses subject to indemnification under Section 9.1 exceed in the aggregate One Hundred Seventy-Five Thousand Dollars ($175,000).

(c)           The aggregate Losses to which the Purchaser Indemnified Parties shall be entitled hereunder shall not exceed Six Million Five Hundred Thousand Dollars ($6,500,000); provided, however, that such limitation shall not apply to claims based upon a breach of the representations and warranties contained in Section 2.1 (Organization; Standing and Power; Subsidiaries), Section 2.3 (Authority; Binding Nature of Agreement), Section 2.5 (Capitalization), Section 2.15 (Intellectual Property), Section 2.16 (Tax), Section 2.20 (Environmental), Section 2.22 (Related Party Transactions) and Section 2.23 (Legal Proceedings).

(d)           This limitations on indemnification of Purchaser Losses shall apply to all Third-Party Claims and Direct Claims suffered by the Purchaser Indemnified Parties.  The amount of Purchaser Losses shall under all circumstances be calculated net of any recovery from any third party or any insurance proceeds received by any Purchaser Indemnified Party.

(e)           NO PARTY SHALL BE LIABLE TO ANY OTHER PARTY OR INDEMNIFIED PARTY FOR ANY LOST OR PROSPECTIVE PROFITS AND IN NO EVENT SHALL ANY PARTY BE LIABLE FOR ANY OTHER SPECIAL, PUNITIVE, EXEMPLARY, CONSEQUENTIAL, INCIDENTAL OR INDIRECT LOSSES OR DAMAGES (IN TORT, CONTRACT OR OTHERWISE) UNDER OR IN RESPECT TO THIS AGREEMENT OR THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT OR FOR ANY FAILURE OF PERFORMANCE RELATED HERETO, HOWSOEVER CAUSED.

9.8           Company Guarantees.  Schedule 9.8 to this Agreement sets forth in reasonable detail all loans, lines of credit, credit cards or other indebtedness or obligations of the Company that are personally guaranteed by either or both Shareholders (the “Guaranteed Debts”), including the amounts of such lines of credit or indebtedness and the amount of the personal guarantee, in each case.  Within thirty (30) days after the Closing, Purchaser shall use its best efforts to remove such personal guarantees of the Shareholders, including through pay-off, refinancing, or cancellation, as appropriate, of all such Guaranteed Debts.

9.9           Set-Off.  The Purchaser shall be entitled to set-off any amount or right it may be entitled to pursuant to this Agreement or any Shareholder Related Agreement against any amount, right or obligations owed to any Shareholder under this Agreement or any Shareholder Related Agreement.

SECTION 10
MISCELLANEOUS PROVISIONS

10.1         Further Assurances.  Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

10.2         Fees and Expenses.  Each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement; provided, however, that the Purchaser shall reimburse the Company for fifty percent (50%) of the Company’s in-house audit preparation costs if the Shareholders terminate this Agreement pursuant to Section 8.1(c).

10.3         Waiver; Amendment.  Any agreement on the part of a party to any extension or waiver of any provision hereof shall be valid only if set forth in an instrument in writing signed on behalf of such party.  A waiver by a party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty.  A waiver by any party of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.  This Agreement may not be amended, modified or supplemented except by written agreement of the parties.

10.4         Entire Agreement.  This Agreement, along with the Company Note, the Non-Competition Agreement, the Consulting Agreement and the Standstill Agreement constitutes the entire agreement among the parties to this Agreement and supersedes all other prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof.

10.5         Execution of Agreement; Counterparts; Electronic Signatures.

(a)           This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties; it being understood that all parties need not sign the same counterparts.

(b)           The exchange of copies of this Agreement and of signature pages by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means, shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.  Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

10.6         Governing Law; Jurisdiction and Venue.

(a)           This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws).

(b)           Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced exclusively in any state or federal court located in the County of Los Angeles, State of California.  Each party to this Agreement:

(i)            expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the County of Los Angeles, State of California (and each appellate court located in the State of California), in connection with any legal proceeding;

(ii)           agrees that service of any process, summons, notice or document by U.S. mail addressed to him at the address set forth in Section 11.10 shall constitute effective service of such process, summons, notice or document for purposes of any such legal proceeding;

(iii)          agrees that each state and federal court located in the County of Los Angeles, State of California, shall be deemed to be a convenient forum; and

(iv)          agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the County of Los Angeles, State of California, any claim by either the Company or the Purchaser that it is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

10.7         WAIVER OF JURY TRIAL.  EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

10.8         Assignment and Successors.  No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties, except that the Purchaser may assign any of its rights and delegate any of its obligations under this Agreement to any Affiliate of the Purchaser.  Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties.

10.9         Parties in Interest.  Except for the provisions of Article 9, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

10.10       Notices.  All notices, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid), or (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment confirmed with a copy delivered as provided in clause (a), in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties):

The Company (prior to the Closing) and the Shareholders:

North American Breaker Co., Inc.
2870 N. Ontario Street
Burbank, California 91504
Attention: Bob Rayburn
Fax no.: (818) 567-0204
E-mail address: bob@nabreaker.com

Robert Rayburn
2870 N. Ontario Street
Burbank, California 91504
Fax no.: (818) 567-0204
E-mail address: bob@nabreaker.com

Dave Garden
2870 N. Ontario Street
Burbank, California 91504
Fax no.: (818) 567-0204
E-mail address: dave@nabreaker.com

The Shareholders after the Closing:

Robert Rayburn
3110 Benedict Canyon Drive
Beverly Hills, California 90210
Email address: breakerbr@aol.com

Dave Garden
19211 Briarfield Way
Tarzana, California 91356

with a mandatory copy to (which copy shall not constitute notice):

Berke & Kent, LLP
23901 Calabasas Road, Suite 2068
Calabasas, California 91302
Attention: Kenneth J. Berke
Fax no.: (818) 591-4201
E-mail address: kberke@berke-kent.com

Purchaser:

Signature Group Holdings, Inc.
15303 Ventura Blvd., Suite 1600
Sherman Oaks, CA  91403
Attention: Kyle Ross
Fax no.: 818.647.0328
E-mail address: RossK@Signaturecap.com

with a mandatory copy to (which copy shall not constitute notice):

Manderson Schafer & McKinlay LLP
4675 MacArthur Court, Suite 1200
Newport Beach, CA 92660
Attention: Chris Manderson
Fax no.: 949-398-8320
E-mail address: cmanderson@mandersonllp.com

Any such notice shall, if delivered personally, be deemed received upon delivery; shall, if delivered by certified mail, be deemed received upon the earlier of actual receipt thereof or five Business Days after the date of deposit in the United States mail, as the case may be; and shall, if delivered by nationally recognized overnight delivery service, be deemed received the first Business Day after the date of deposit with the delivery service.

10.11       Construction; Usage.

(a)           Interpretation.  In this Agreement, unless a clear contrary intention appears:

(i)            the singular number includes the plural number and vice versa;

(ii)           reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii)          reference to any gender includes each other gender;

(iv)          reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(v)           reference to any Law means such Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Law means that provision of such Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(vi)          “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

(vii)         “including” means including without limiting the generality of any description preceding such term; and

(viii)        references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

(b)           Legal Representation of the Parties.  This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

(c)           Headings.  The headings contained in this Agreement are for the convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(d)           Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

10.12       Enforcement of Agreement. The parties acknowledge and agree that the Purchaser would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by the Company or the Shareholders could not be adequately compensated in all cases by monetary damages alone.  Accordingly, in addition to any other right or remedy to which the Purchaser may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

10.13       Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

10.14       Time of Essence.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

10.15       Schedules and Exhibits.  The Schedules and Exhibits (including the Shareholder Disclosure Schedule) are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full herein.

*       *       *

Exhibit 2.1

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed, as of the date first above written.

PURCHASER:

SIGNATURE GROUP HOLDINGS, INC.

By:

Name: Craig Noell
Title: President and Chief Executive Officer

COMPANY:

NORTH AMERICAN BREAKER CO., INC.

By:

Name: Robert Rayburn
Title: President

By:

Name: David Garden
Title: Secretary

SHAREHOLDERS:

ROBERT RAYBURN

DAVE GARDEN

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

2

Exhibit 2.1
Exhibit A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A), the following capitalized terms shall have the meanings ascribed to them below:

Term	Definition	Section
“Accounting Referee”
A nationally recognized accounting firm or a financial advisory firm mutually selected by Purchaser and Shareholders to resolve any potential disputes relating to the Earn-Out or the Working Capital Schedule.
1.3(c)
“Acquisition Transaction”
Any transaction or series of transactions involving:

(a)            any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction involving the Company;

(b)            any direct or indirect sale, lease, exchange, transfer, license, acquisition or disposition of a material portion of the business or assets of the Company; or

(c)            any liquidation or dissolution of the Company.
Exhibit A
“Affiliate”	With respect to any Person, any other Person, directly or indirectly, controlling, controlled by or under common control with such Person.	Exhibit A
“Agreement”	This Stock Purchase Agreement, as amended from time to time.	Preamble
“Agreement Date”	The date on which this Stock Purchase Agreement is entered into by the parties hereto.	Preamble
“Applicable Benefit Laws”	All Laws, including those of a jurisdiction outside the United States, applicable to any Company Benefit Plan or ERISA Affiliate Plan.	Exhibit A
“Balance Sheet”	The audited balance sheet of the Company as of December 31, 2010.	2.6(a)(i)
“Board of Directors”	The board of directors of the Company prior to the Closing.	Exhibit A

“Business Day”	Any day except Saturday, Sunday or any day on which banks are generally not open for business in the City of New York, New York.	Exhibit A
“Casualty”	Any loss, damage, or destruction to the assets or properties of the Company (including the Real Property or the improvements thereon) resulting in losses of $150,000 or greater, after the date hereof and prior to the Closing, whether by fire, theft, vandalism, terrorism, flood, earthquake, force majeure or other cause or casualty.	4.12
“CERCLA”	Shall have the meaning set forth in Section 9.3(a).	9.3(a)
“Closing”	The consummation of the purchase and sale of the Shares, as set forth in Article 8 of this Agreement.	Exhibit A
“Closing Date”	The date on which the Closing occurs.	Exhibit A
“Closing Date Indebtedness”
Any indebtedness of the Company with respect to (a) borrowed money, (b) notes payable, (c) capital leases, and (d) installment sale Contracts or other Contracts relating to the deferred and unpaid purchase price of property or services, including any interest accrued thereon and prepayment, change of control or similar penalties and expenses, as of the Closing Date.
Exhibit A
“Closing Date Indebtedness Statement”	A signed letter or certificate executed by the chief executive officer or chief financial officer of the Company certifying as to the amount of the Closing Date Indebtedness as of the Closing Date.	Exhibit A
“Closing Net Working Capital”	The current assets of the Company less the current liabilities of the Company as of the close of business on the Closing Date, as reflected on the Working Capital Schedule.	Exhibit A
“Code”	The United States Internal Revenue Code of 1986.	Exhibit A
“Company”	North American Breaker Co, Inc., a California corporation.	Preamble
“Company Benefit Plan”
Each Employee Benefit Plan sponsored or maintained or required to be sponsored or maintained at any time by the Company or to which the Company makes or has made, or has or has had an obligation to make, contributions at any time, or with respect to which the Company has any liability or obligation.
Exhibit A

“Company Common Stock”	The common stock, no par value per share, of the Company.	Exhibit A
“Company Constituent Documents”	The following documents: (a) the Certificate of Incorporation and Bylaws, including all amendments thereto, of the Company; (b) the stock records of the Company; and (c) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders of the Company, the board of directors of the Company and all committees of the board of directors of the Company.	2.2
“Company Contract”
Any Contract, including any amendment or supplement thereto:  (a) to which the Company is a party; (b) by which the Company or any of its assets is or may become bound or under which the Company has, or may become subject to, any obligation; or (c) under which the Company any right or interest.
		Exhibit A
“Company Financial Statements”
The (i) the audited balance sheet of the Company as of December 31, 2010, and the related audited statements of income, shareholders’ equity and cash flow for the period then ended, together with the unqualified reports and opinions of Gumbiner Savett relating thereto; and (ii) the unaudited balance sheet of the Company as of June 30, 2011 and the related unaudited statements of income, shareholders’ equity and cash flow for the six (6) months then ended.
		2.6(a)
“Company Intellectual Property”	All Intellectual Property owned by, licensed to or used by the Company.	Exhibit A
“Company Material Adverse Effect”
Any state of facts, change, event, effect, occurrence or circumstance that, individually or in the aggregate (considered together with all other state of facts, change, event, effect, occurrence or circumstance) has, has had or could reasonably be expected to have or give rise to a material adverse effect on (a) the business, financial condition, prospects, capitalization, assets, liabilities, operations or financial performance of the Company, (b) the ability of the Company or a Shareholder to consummate the transactions contemplated by this Agreement or to perform any of its obligations under this Agreement prior to the Termination Date, or (c) the Purchaser’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Company.
		Exhibit A

“Company Note”
A promissory note issued by the Company in the principal amount of Five Million Dollars ($5,000,000), due four years and six months after the Closing Date and accruing interest at the rate of six percent (6%) per annum from the Closing Date.
1.2(c)
“Company Proprietary Software”	All Software owned by the Company, except off-the-shelf, shrink wrap software customarily sold to businesses and the general public.	Exhibit A
“Company Registered Intellectual Property”	All of the Registered Intellectual Property owned by, filed in the name of, or licensed to the Company.	Exhibit A
“Company Rights”
The following, with regard to the capital stock of the Company: (A) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of capital stock or other securities of the Company; (B) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of capital stock or other securities of the Company; (C) Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities of the Company; or (D) condition or circumstance affecting the Company that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company.
2.5(b)
“Confidential Information”
Any data or information concerning the Company (including trade secrets), without regard to form, regarding (for example and including) (a) business process models; (b) proprietary software; (c) research, development, products, services, marketing, selling, business plans, budgets, unpublished financial statements, licenses, prices, costs, Contracts, suppliers, customers, and customer lists; (d) the identity, skills and compensation of employees, contractors, and consultants; (e) specialized training; and (f) discoveries, developments, trade secrets, processes, formulas, data, lists, and all other works of authorship, mask works, ideas, concepts, know-how, designs, and techniques, whether or not any of the foregoing is or are patentable, copyrightable, or registrable under any intellectual property Laws or industrial property Laws in the United States or elsewhere.  Notwithstanding the foregoing, no data or information constitutes “Confidential Information” if such data or information is publicly known and in the public domain through means that do not involve a breach by the Company or a Shareholder of any covenant or obligation set forth in this Agreement.
Exhibit A

“Contract”
Any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, whether express or implied.
Exhibit A
“Customer”
A customer of the Company that paid the Company more than $50,000 in the aggregate during the twelve (12)-month period ended June 30, 2011 or a customer that is expected to pay the Company more than $50,000 in the aggregate during the twelve (12)-month period ended June 30, 2012.
Exhibit A
“Deposit”	See Section 1.3(a) of the Agreement	1.3(a)
“Direct Claim”	A claim by an Indemnified Party for a right to payment pursuant to the Agreement with respect to any matter not involving a Third Party Claim.	9.4(c)
“Earn-Out”	A cash portion of the Purchase Price, if applicable, which is contingent upon the Company Core Business achieving certain EBITDA targets, as set forth in Section 1.2(d).	1.2(d)
“Earn-Out Calculation Statement”	Shall have the meaning set forth in Section 1.3(c).	1.3(c)
“Earn-Out Dispute Notice”	Shall have the meaning set forth in Section 1.3(c).	1.3(c)
“Earn-Out Threshold Adjustment”	Shall have the meaning set forth in Section 1.2(d).	1.2(d)
“EBITDA”
A measure of earnings, calculated before interest, taxes, depreciation and amortization, based upon the components agreed upon by the Purchaser and the Shareholders prior to the Closing and set forth under Exhibit 1.2(d) to this Agreement.
1.2(d)
“Employee”	An employee of the Company.	2.7(m)

“Employee Benefit Plan”
With respect to any Person, each plan, fund, program, agreement, arrangement or scheme, including each plan, fund, program, agreement, arrangement or scheme maintained or required to be maintained under applicable Laws, that is at any time sponsored or maintained or required to be sponsored or maintained by such Person or to which such Person makes or has made, or has or has had an obligation to make, contributions providing benefits to the current and former employees, directors, managers, officers, consultants, independent contractors, contingent workers or leased employees of such Person or the dependents of any of them (whether written or oral), or with respect to which such Person has any liability or obligation, including (a) each deferred compensation, bonus, incentive compensation, pension, retirement, employee stock ownership, stock purchase, stock option, profit sharing or deferred profit sharing, stock appreciation, phantom stock plan and other equity compensation plan, “welfare” plan (within the meaning of Section 3(1) of ERISA, determined without regard to whether such plan is subject to ERISA), (b) each “pension” plan (within the meaning of Section 3(2) of ERISA, determined without regard to whether such plan is either subject to ERISA or is tax-qualified under the Code), (c) each severance plan or agreement, and each other plan providing health, vacation, supplemental unemployment benefit, hospitalization insurance, medical, dental, disability, life insurance, death or survivor benefits, fringe benefits or legal benefits, and (d) each other employee benefit plan, fund, program, agreement or arrangement.
Exhibit A
“Encumbrance”
Any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature affecting property, real or personal, tangible or intangible, including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, any lease in the nature thereof and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statute of any jurisdiction).
Exhibit A
“Entity”
Any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.
Exhibit A

“Environmental Law”
Any federal, state, local or foreign Law relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.
Exhibit A
“EPA”	Shall have the meaning set forth in Section 9.3(a).	9.3(a)
“EPA Agreement”	Shall have the meaning set forth in Section 9.3(a).	9.3(a)
“Equity Consideration”
A number of shares of the Purchaser’s common stock equal to (A) Two Million Dollars ($2,000,000), divided by (B) the average closing price (or last trading price) of the Purchaser’s common stock reported in a consolidated reporting system (e.g. OTCBB) over the 20 trading day period immediately prior to the Closing Date.
1.2(b)
“ERISA”	The United States Employee Retirement Income Security Act of 1974.	Exhibit A
“ERISA Affiliate”	Any Person that together with the Company would be deemed a “single employer” within the meaning of Section 414 of the Code.	Exhibit A
“ERISA Affiliate Plan”
Each Employee Benefit Plan sponsored or maintained or required to be sponsored or maintained at any time by any ERISA Affiliate, or to which such ERISA Affiliate makes or has made, or has or has had an obligation to make, contributions at any time, or with respect to which such ERISA Affiliate has any liability or obligation.
Exhibit A
“Escrow Agent”	Shall have the meaning set forth in Section 1.2(e).	1.2(e)
“Escrow Agreement”	Shall have the meaning set forth in Section 1.2(e).	1.2(e)
“Escrow Funds”	Shall have the meaning set forth in Section 1.2(e).	1.2(e)
“Estimated Net Working Capital”	The current assets of the Company less the current liabilities of the Company as reflected on the Estimated Working Capital Schedule delivered to Purchaser pursuant to Section 1.4(a).	Exhibit A

“Estimated Working Capital Deficit/Surplus”	The amount by which the Estimated Net Working Capital is less, or greater, than the Target Net Working Capital, as the case may be.	Exhibit A
“Estimated Working Capital Schedule”
A statement setting forth an estimate of the current assets of the Company and the current liabilities of the Company as of the close of business on the Closing Date, to be signed and delivered two (2) days prior to the Closing Date.
Exhibit A
“Exchange Act”	The Securities Exchange Act of 1934, as amended and, the rules and regulations promulgated thereunder.	Exhibit A
“Excluded Contracts”	The agreements and arrangements set forth on Exhibit 4.16.	4.11
“Expiration Date”	July 31, 2011	8.1(e)
“Final Working Capital Schedule”	The Working Capital Schedule, delivered by the Purchaser pursuant to Section 1.4(b), and as adjusted and finalized, if applicable, in accordance with the provisions of Section 1.4.	Exhibit A
“FMLA”	The United States Family and Medical Leave Act.	Exhibit A
“GAAP”	United States generally accepted accounting principles as in effect from time to time.	Exhibit A
“Good Standing and Non-Foreign Standing Certificates”	Shall have the meaning set forth in Section 5.5(f).	5.5(f)
“Government Bid”	Any quotation, bid or proposal submitted to any Governmental Body or any proposed prime contractor or higher-tier subcontractor of any Governmental Body.	Exhibit A
“Government Contract”
Any prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Body or any prime contractor or higher-tier subcontractor, or under which any Governmental Body or any such prime contractor or subcontractor otherwise has or may acquire any right or interest.
Exhibit A
“Governmental Authorization”
Any:  (a) approval, permit, license, certificate, franchise, permission, clearance, registration, qualification or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law; or (b) right under any Contract with any Governmental Body.
Exhibit A

“Governmental Body”
Any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, supranational or other government; or (c) governmental, self-regulatory or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).
Exhibit A
“HMO”	A health maintenance organization.	2.17(i)
“Indemnified Party”	A Purchaser Indemnified Party or a Seller Indemnified Party.	Exhibit A
“Indemnifying Party”	A party obligated to provide indemnification to another party under this Agreement.	9.4(a)
“Initial Cash Consideration”
Twenty Million Three Hundred Twenty Five Thousand Dollars ($20,325,000) in cash, plus or minus the Estimated Working Capital Deficit/Surplus, as the case may be, plus or minus the Deposit, as applicable.
1.2(a)
“Intellectual Property”
Any or all of the following and all rights, arising out of or associated therewith: (a) all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (b) all inventions (whether patentable or not), invention disclosures, improvements, proprietary information, know-how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (c) all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto; (d) all industrial designs and any registrations and applications therefor; (e) all internet uniform resource locators, domain names, trade names, logos, slogans, designs, common law trademarks and service marks, trademark and service mark registrations and applications therefor; (f) all Software, databases and data collections and all rights therein (g) all moral and economic rights of authors and inventors, however denominated; and (h) any similar or equivalent rights to any of the foregoing.
Exhibit A
“IRS”	Internal Revenue Service.	1.2(e)(i)

“Knowledge”
An individual shall be deemed to have “knowledge” of a particular fact or other matter if:

(a)           such individual is actually aware of such fact or other matter; or

(b)           such individual would have had knowledge of such fact following a reasonable investigation, if under the circumstances a reasonable person would have determined such investigation was required or appropriate in the normal course of fulfillment of such individual’s duties.

The Company shall be deemed to have “knowledge” of a particular fact or other matter if any Shareholder of the Company has Knowledge of such fact or other matter.
Exhibit A
“Labor Laws”
All Laws governing or concerning labor relations, unions and collective bargaining, conditions of employment, employee classification, employment discrimination and harassment, wages, hours or occupational safety and health, including ERISA, the United States Immigration Reform and Control Act of 1986, the United States National Labor Relations Act, the United States Civil Rights Acts of 1866 and 1964, the United States Equal Pay Act, the United States Americans with Disabilities Act, the United States Age Discrimination in Employment Act, FMLA, WARN, the Occupational Safety and Health Act of 1970, the United States Davis Bacon Act, the United States Walsh-Healy Act, the United States Service Contract Act, United States Executive Order 11246, the United States Fair Labor Standards Act and the United States Rehabilitation Act of 1973.
Exhibit A
“Law”
Any federal, state, local, municipal, foreign or international, multinational other law, statute, constitution, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.
Exhibit A
“Leased Real Property”	The parcels of real property of which the Company is the lessee or sublessee (together with all fixtures and improvements thereon).	Exhibit A
“Leases”	The agreements under which Leased Real Property is leased, subleased or licensed, including all amendments or modifications to such leases.	2.11(b)

“Legal Proceeding”
Any ongoing or threatened action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.
Exhibit A
“Losses”
Any and all claims, liabilities, obligations, damages, losses, penalties, fines, judgments, costs and expenses (including amounts paid in settlement, costs of investigation and attorney’s fees and expenses), whenever arising or incurred, and whether arising out of a third party claim.
Exhibit A
“Materials of Environmental Concern”
Any chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substances that are now or hereafter regulated by any Environmental Law or that are otherwise a danger to health, reproduction or the environment.
Exhibit A
“NLRB”	The United States National Labor Relations Board.	Exhibit A
“Non-Competition Agreement”	A non-competition agreement substantially in the form attached hereto as Exhibit 5.5(g).	5.5(g)
“Non-foreign Status Certificate”	A certificate of non-foreign status that complies with Treasury Regulation Section 1.4445-2(c)(3).	5.5(f)
“New Investment Capital”	Shall have the meaning set forth in Section 1.2(d).	1.2(d)
“New Investment Opportunities”	Shall have the meaning set forth in Section 1.2(d).	1.2(d)
“Notice of Claim”	Written notice by Indemnified Party to Indemnifying Party of Direct Claim, including the specific basis of the claim.	9.4(c)
“NQDC”	A “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and associated Treasury Department guidance, including IRS Notice 2005-1.	2.17(l)
“Order”	Any decree, permanent injunction, order or similar action.	Exhibit A
“Permitted Encumbrance”
Any (a) Encumbrance for Taxes not yet due and payable (excluding Encumbrances arising under ERISA or the Code); (b) Encumbrances of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course of business consistent with past practice and not yet delinquent; and (c) in the case of the Real Property, zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other minor irregularities in title, none of which, individually or in the aggregate, (i) interfere in any material respect with the present use of or occupancy of the affected parcel by the Company, (ii) have more than an immaterial effect on the value thereof or its use, or (iii) would impair the ability of such parcel to be sold for its present use.
Exhibit A

“Person”	Any individual, corporation, partnership, joint venture, limited liability company, trust, Governmental Body or other organization.	Exhibit A
“Pre-Closing Period”	The period from the Agreement Date through the Closing Date.	4.1(a)
“Pre-Closing Tax Periods”	Tax periods ending on or prior to the Closing Date which are filed after the Closing Date.	4.7(a)
“Purchase Price”	The aggregate amount to be paid for the Shares, including the Cash Consideration, the Equity Consideration, the Company Note, and if applicable, the Earn Out.	1.2
“Purchaser”	Signature Group Holdings, Inc., a Nevada corporation.	Preamble
“Purchaser Compliance Certificate”
A certificate executed by the chief executive officer or chief financial officer of the Purchaser relating to Purchaser’s compliance with the conditions set forth in Sections 6.1 and 6.2 of the Agreement.
6.3(b)
“Purchaser Constituent Documents”	The Certificate of Incorporation and the Bylaws, including all amendments thereto, of the Purchaser.	Exhibit A
“Purchaser Indemnified Parties”
The Purchaser and its Affiliates (including the Company), their respective officers, directors, employees, agents and representatives and the heirs, executors, successors and assigns of any of the foregoing.
Exhibit A
“Purchaser Losses”	The Losses of the Purchaser Indemnified Parties described in this Section 9.1 as to which the Purchaser Indemnified Parties are entitled to indemnification.	9.1
“Purchaser Related Agreement”	Any certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by the Purchaser in connection with the transactions contemplated hereby.	Exhibit A

“Real Property”	The Leased Real Property.	Exhibit A
“Receivables”	The Company’s accounts receivable, notes receivable and other receivables as of the close of business on the Closing Date.	Exhibit A
“Registered Intellectual Property”
All Intellectual Property that is registered, filed, or issued under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works, and registered trademarks and all applications for any of the foregoing.
Exhibit A
“Related Agreements”	The Purchaser Related Agreements and the Shareholder Related Agreements.	Exhibit A
“Related Party”
(i)  each individual who is, or who has since January 1, 2008 been, an officer or director of the Company; (ii) each member of the immediate family of each of the individuals referred to in clause (i) above; and (iii) any trust or other Entity (other than the Company) in which any one of the individuals referred to in clauses (i) and (ii) above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary, equity or other financial interest.
Exhibit A
“Release”
With respect to any Materials of Environmental Concern, any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into any surface or ground water, drinking water supply, soil, surface or subsurface strata or medium or the ambient air.
Exhibit A
“Representatives”	With respect to a Person, the officers, directors, employees, agents, attorneys, accountants, advisors and representatives of such Person.	Exhibit A
“Scheduled Principal Payment”	Shall have the meaning set forth in Section 1.2(c).	1.2(c)
“SEC”	The United States Securities and Exchange Commission.	Exhibit A
“Securities Act”	The Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.	Exhibit A
“Senior Debt”
Debt owed to Purchaser’s lender or lenders that finances the transactions contemplated by this Agreement as well as the ongoing operations of the Company, or debt that replaces such debt while such Company Note is outstanding.
1.2(c)

“Senior Lender” or “Senior Lenders”	Shall have the meaning set forth in Section 1.2(c).	1.2(c)
“Shareholders”	Robert Rayburn and Dave Garden.	Preamble
“Shareholder Compliance Certificate”
A certificate executed by the Shareholders and the chief executive officer or chief financial officer of the Company as to compliance by the Shareholders and the Company with the conditions set forth in Sections 5.1 and 5.2.
5.5(a)
“Shareholder Disclosure Schedule”	The disclosure schedule (dated as of the date of the Agreement) delivered to the Purchaser on behalf of Shareholders and the Company on the Agreement Date.	Exhibit A
“Shareholder Indemnified Parties”	The Shareholders and their respective heirs, executors, successors and assigns.	Exhibit A
“Shareholder Losses”	The Losses of the Shareholder Indemnified Parties described in this Section 9.2 as to which the Shareholder Indemnified Parties are entitled to indemnification.	9.2
“Shareholder Related Agreement”
Any certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by the Company or a Shareholder in connection with the transactions contemplated hereby, including the Company Note and the Standstill Agreement.
Exhibit A
“Shareholder Tax Obligations”	Shall have the meaning set forth in Section 1.2(e)(ii).	1.2(e)(ii)
“Shares”	All of the issued and outstanding shares of capital stock of the Company.	Recitals
“Site”	Shall have the meaning set forth in Section 9.3(a).	9.3(a)
“Software”
Any computer software program, together with any error corrections, updates, modifications, or enhancements thereto, in both machine-readable form and human readable form, including all comments and any procedural code.
Exhibit A

“Standstill Agreement”	Shall have the meaning set forth in Section 5.5(k).	5.5(k)
“Straddle Tax Periods”	Tax periods which begin before the Closing Date and end after the Closing Date.	4.7(b)
“Subsidiary”
Any Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly (a) has the power to direct the management or policies of such Entity or (b) owns, beneficially or of record, (i) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (ii) at least 50% of the outstanding equity or financial interests of such Entity.
Exhibit A
“Supplier”
Any supplier of goods or services to which the Company paid more than $50,000 in the aggregate during the twelve (12)-month period ended June 30, 2011 or expects to pay more than $50,000 in the aggregate during the twelve (12)-month period ended June 30, 2011.
Exhibit A
“Target Net Working Capital”	An amount equal to $7,500,000.
“Tax”
Any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.
Exhibit A
“Tax Fund A”	Shall have the meaning set forth in Section 1.2(e).	1.2(e)
“Tax Fund B”	Shall have the meaning set forth in Section 1.2(e).	1.2(e)
“Tax Return”
Any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.
Exhibit A

“Termination Date”	The date prior to the Closing on which this Agreement is terminated in accordance with Article 8.	Exhibit A
“Third-Party Claim”
Any complaint, dispute or claim or the commencement of any audit, investigation, action or proceeding by a third party with respect to which an  Indemnified Party may be entitled to indemnification under the Agreement.
9.4(a)
“Treasury Regulations”	The temporary and final income Tax regulations promulgated under the Code.	Exhibit A
“Unscheduled Principal Payment”	Shall have the meaning set forth in Section 1.2(c).	1.2.(c)
“Unaudited Interim Balance Sheet”	The unaudited balance sheet of the Company as of June 30, 2011.	2.6(a)(ii)
“WARN”	The United States Worker Adjustment and Retraining Notification Act and similar state Laws.	Exhibit A
“Working Capital Adjustment”	The difference between the Working Capital Deficit/Surplus and the Estimated Working Capital Deficit/Surplus, if any.	Exhibit A
“Working Capital Deficit/Surplus”	The amount by which the Closing Net Working Capital is less, or greater, than the Target Net Working Capital, as the case may be.	Exhibit A
“Working Capital Schedule”
A statement of the current assets of the Company and the current liabilities of the Company as of the close of business on the Closing Date. This schedule shall also slow the amount of the Working Capital Adjustment, if any.
Exhibit A